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Exhibit 99.(a)(1)(i)

        Offer to Purchase for Cash
by
IZASA DISTRIBUCIONES TÉCNICAS S.A.
a majority owned subsidiary of GRUPO CH-WERFEN, S.A.
for
All of the outstanding American depositary shares,
each representing the right to receive one ordinary share,
of
INSTRUMENTATION LABORATORY S.P.A.
at
U.S.$0.98 Net Per ADS

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
  NEW YORK CITY TIME, ON WEDNESDAY, MARCH 15, 2006,
  UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS SUBJECT TO CERTAIN TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE OFFER—9. CERTAIN CONDITIONS OF THE OFFER."

        NONE OF INSTRUMENTATION LABORATORY S.P.A., ANY OF ITS DIRECTORS OR OFFICERS, IZASA DISTRIBUCIONES TÉCNICAS S.A., GRUPO CH-WERFEN, S.A., JOSÉ MARIA RUBIRALTA OR FRANCISCO RUBIRALTA MAKES ANY RECOMMENDATION TO ANY HOLDER OF ADSs AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY OF THE ADSs. EACH HOLDER OF ADSs MUST INDIVIDUALLY DECIDE WHETHER TO TENDER ADSs AND, IF SO, HOW MANY ADSs TO TENDER.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR THE MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The date of this Offer to Purchase is February 10, 2006.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:
Who is offering to buy my securities? (p. 1, 38)

A:
Our name is Izasa Distribuciones Técnicas S.A. We are a private Spanish company involved in the distribution of healthcare supplies. We, and our affiliates, already own 99.7% of the outstanding shares (consisting of ADSs and ordinary shares not represented by ADSs) of Instrumentation Laboratory S.p.A. We are a majority owned subsidiary of Grupo CH-Werfen, S.A., a corporation organized under the laws of The Kingdom of Spain. Grupo CH-Werfen, S.A. is a holding company of global healthcare investments. Mr. José Maria Rubiralta and Mr. Francisco Rubiralta together indirectly own all of the outstanding shares of Grupo CH-Werfen, S.A. and Izasa Distribuciones Técnicas S.A.

Q:
What are the classes and amounts of securities sought in the offer? (p. 1)

A:
We are offering to purchase 965,426 ADSs (each ADS equivalent to one ordinary share), representing all the outstanding ADSs of Instrumentation Laboratory S.p.A. We do not own any ADSs but own all the outstanding ordinary shares, except those held by The Bank of New York pursuant to the deposit agreement for ADSs. Instrumentation Laboratory S.p.A. does not have any other outstanding equity securities.

Q:
How much are you offering to pay and what is the form of payment? (p. 1)

A:
We are offering to pay U.S.$0.98 per ADS in cash, without interest. If you are the record owner of your ADSs or if you tender your ADSs to us, you will not have to pay brokerage fees or commissions or any cancellation fees relating to ADSs. If you own your ADSs through a broker, and your broker tenders your ADSs on your behalf, they may charge a fee for doing so. You should consult your broker to determine if charges will apply. We will be paying The Bank of New York the fee for canceling the ADSs.

Q:
What is the purpose of the offer? (p. 6-7)

A:
We decided to make a tender offer due to our desire to give shareholders the right to receive the same price per share as Bio-Rad Laboratories, Inc. did in its sale of its shares to us in October 2005. We also want to have Instrumentation Laboratory S.p.A. deregister its ADSs under the U.S. Securities Exchange Act of 1934, as amended, and cease being a reporting company in the United States. Instrumentation Laboratory S.p.A wishes to eliminate the significant costs associated with being a United States reporting company. In particular, Instrumentation Laboratory S.p.A. will be required in 2007 to begin complying with the internal control procedures mandated by Section 404 of the Sarbanes-Oxley Act of 2002 and the Company anticipates that its compliance costs will increase significantly as a result. In addition, there is no liquid trading market for the ADSs that would justify the registration.

Q:
Have you offered to buy the ADSs before? (p. 5)

Yes. We have offered to purchase all of the outstanding ADSs of Instrumentation Laboratory S.p.A. twice before, in 2000 and 2001. In both cases, we were unsuccessful in our objective to deregister the ADSs.

Q:
Do you have the financial resources to make payment? (p. 39)

A:
Yes. We will provide the necessary funds from our cash reserves and working capital. The offer is not subject to financing.

i

Q:
Is your financial condition relevant to my decision to tender in the offer? (p. 39)

A:
No. We do not believe that our financial condition is important to your decision. We base this conclusion on several factors, including:

•
we are paying you cash for your ADSs,

•
our offer is not subject to any financing condition, and

•
our offer is for any and all outstanding ADSs, the only class of security not already owned by us.

Q:
How long do I have to decide whether to tender in the offer? (p. 22)

A:
You have until at least Wednesday, March 15, 2006 to tender your ADSs. We may extend this date at our own discretion.

Q:
How will I be notified if the offer is extended? (p. 22)

A:
If the offer is extended past Wednesday, March 15, 2006, we will make a public announcement of the new expiration date before 9:00 A.M., New York City time, on the business day after the day on which the offer was previously scheduled to expire.

Q:
What is the most significant condition of the offer? (p. 39)

A:
The number of record holders must, in our opinion, be reduced sufficiently to permit Instrumentation Laboratory S.p.A. to terminate or suspend all of its reporting obligations under the Securities Exchange Act of 1934.

Q:
How do I get paid for my tendered ADSs? (p. 24-25)

A:
We will pay for ADSs accepted for payment by depositing the purchase price with The Bank of New York, which will serve as the depositary for ADSs. The depositary will send you a check for all ADSs accepted for payment if you are a registered holder.

Q:
How do I tender my ADSs? (p. 25-27)

A:
You can tender your ADSs by sending the enclosed letter of transmittal together with your certificate to The Bank of New York, at one of its addresses listed on the letter of transmittal.

If your ADS certificate is not available, or you cannot deliver it to The Bank of New York before the offer expires, you may be able to tender your ADSs using the enclosed notice of guaranteed delivery.

If your broker holds your ADSs in "street name" for you, you must direct your broker to tender. Please speak to your broker.

Q:
Until what time can I withdraw previously tendered ADSs? (p. 28)

A:
You can withdraw tendered ADSs at any time until the offer has expired and, if we have not agreed to accept your ADSs for payment, by April 11, 2006, you can withdraw them at any time after such time until we accept the ADSs for payment.

Q:
How do I withdraw my tendered ADSs? (p. 28)

A:
You must deliver a written or facsimile notice of your withdrawal with the required information to The Bank of New York if you are withdrawing previously tendered ADSs.

Q:
What does my board of directors think of the offer? (p. 10-11)

A:
Under Italian law, no action is required to be taken by the board of directors of Instrumentation Laboratory S.p.A. We note that Instrumentation Laboratory S.p.A. and its majority shareholder employ all of the members of the board of directors. Because of a potential conflict of interest, the board of directors is not making a recommendation with respect to the offer.

Q:
Did we receive any opinions, appraisals or reports regarding the fairness of the offer? (p. 8)

A:
No. Based on a number of factors including the lack of liquidity and recent trading prices for ADSs, we believe the offer is fair to the holders of ADSs. We do believe, however, that the long-term value of ADSs may significantly exceed the offering price. We would not tender our ordinary shares at the offer price.

Q:
After the offer will Instrumentation Laboratory S.p.A. continue as a U.S. reporting company? (p. 13-14)

A:
No. This offer is considered a "going-private" transaction.

Q:
Will the tender offer be followed by a merger if all ADSs are not tendered in the offer? (p. 2)

A:
No. Italian law does not permit a "squeeze out" of minority shareholders in these circumstances. As a result, if you do not tender, you will be a shareholder in a non-public Italian company.

Q:
If I decide not to tender, how will the offer affect my ADSs? (p. 13-16)

A:
If the purchase of ADSs, in our opinion, reduces sufficiently the number of record holders of the ADSs, the ADSs and their underlying ordinary shares will be deregistered from the Securities Exchange Act of 1934, as amended. As a result, Instrumentation Laboratory S.p.A. will no longer be subject to and will cease to comply with the periodic reporting requirements of the Securities Exchange Act of 1934. The only information Instrumentation Laboratory S.p.A. will be required to provide to holders of its ordinary shares is that required under Italian laws. The information may be in Italian and may not be prepared in accordance with U.S. generally accepted accounting principles.

Q.
Will the ADS deposit agreement be terminated? (p. 14-15)

A:
Yes. We understand that Instrumentation Laboratory S.p.A. will take the necessary steps to terminate the ADS deposit agreement after the cessation of the offer. This will happen whether or not the offer is successful. Upon termination, each holder of an ADS is entitled to receive one ordinary share in exchange for each ADS held by them. You must pay The Bank of New York up to U.S.$5.00 per 100 ADSs to exchange your ADSs for ordinary shares and satisfy other conditions in order to receive such ordinary shares.

In accordance with the current deposit agreement, The Bank of New York will have the right to sell the ordinary shares underlying your ADSs beginning one year after the date Instrumentation Laboratory S.p.A. terminates the deposit agreement if your ADSs have not been exchanged, or properly surrendered, for ordinary shares. We intend to have the deposit agreement amended so that the one year time period will be shortened from one year to 90 days.

Q:
How will the deposit agreement be amended? (p. 14-15)

Instrumentation Laboratory S.p.A. and The Bank of New York will amend the deposit agreement so that the period after which The Bank of New York is entitled to sell the ordinary shares is shortened from one year to 90 days. The amendment will become effective 30 days after the date of the notice of amendment from The Bank of New York. In accordance with the deposit agreement, you will be deemed to have accepted the amendment by continuing to hold your ADS certificate.

Q:
Who would buy the ordinary shares from The Bank of New York following the termination of the deposit agreement? (p. 15)

A:
No sales can be made until after the 90-day period has lapsed. Given the lack of a trading market for the ordinary shares, The Bank of New York has agreed, in a separate letter agreement, to offer to sell the shares, if any, to us at a per share price of U.S.$0.98 after the 90-day period has lapsed unless a higher offer is made to them. We currently intend to accept the offer when such offer is extended to us.

Q:
What happens when The Bank of New York sells ordinary shares following the termination of the deposit agreement? (p. 15)

A:
The Bank of New York will hold the uninvested proceeds, less the depositary's permitted expenses, of such sale for holders of ADSs whose ordinary shares it has sold. When the depositary sells your ordinary shares, you will cease to have any rights as a shareholder of Instrumentation Laboratory S.p.A. and will only be entitled to your portion of the net sale proceeds.

Q:
What are the U.S. federal income tax consequences? (p. 16-17)

A:
The receipt of cash for ADSs pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. In general, we would expect that in most cases a shareholder who sells ADSs pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in ADSs sold pursuant to the offer. In general, capital gains recognized by an individual will be subject to a maximum U.S. federal income tax rate of 15% if ADSs were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. Because individual circumstances may differ, you should consult your tax advisor to determine the particular tax effects to you.

Non-U.S. shareholders may be subject to "backup" withholding equal to 28%. Review the letter of transmittal and other documentation to be delivered to The Bank of New York carefully.

If you do not tender your ADSs pursuant to the offer and if your ADSs have not been exchanged, or properly surrendered, for ordinary shares when The Bank of New York sells the ordinary shares underlying your ADSs, you will generally be taxed in the same manner as described above.

See page 17-18 for a discussion of Italian tax consequences.

Q:
What is the market value of my ADSs as of a recent date? (p. 6, 28-29)

A:
There is a limited and sporadic trading market for ADSs. As a result, current market data is limited. From September 1, 2005 through February 8, 2006 ADSs traded on nine days with prices ranging from a low of U.S.$0.15 to a high of U.S.$0.50. The last reported sale price for ADSs was U.S.$0.40 on December 30, 2005. Before deciding whether to tender into the offer, you should obtain a current market quotation for ADSs (symbol "ISLBY") on www.pinksheets.com or from your broker.

Q:
What is the book value of each share? (p. 9)

A:
As of November 30, 2004, the book value of each share was approximately U.S.$0.53 per share according to U.S. GAAP.

Q:
If I object to the price being offered, will I have appraisal rights? (p. 11)

A:
No, Italian corporate law does not provide for appraisal rights. You will have no right to receive any cash from us or Instrumentation Laboratory S.p.A. except pursuant to the offer. If you decide not to tender your ADSs and withdraw your ordinary shares from The Bank of New York, you will have the rights afforded to a minority shareholder in a non-public Italian company, which include, among other things, the right to attend and vote at the annual ordinary meeting of the shareholders and other ordinary or extraordinary shareholders' meetings.

Q:
Who can I talk to if I have questions about the tender offer? (last page)

The Bank of New York will act as information agent in the offer. Please contact The Bank of New York with any questions at (800) 507-9357.

IMPORTANT

        If you desire to tender all or any portion of your ADSs you should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents with the certificates representing ADSs to The Bank of New York, the Depositary, or follow the procedure for book-entry transfer set forth in "THE OFFER—3. Procedure For Tendering ADSs" or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such person if you desire to tender your ADSs.

        If you desire to tender ADSs and your certificates representing such ADSs are not immediately available or the procedure for book-entry transfer of ADSs cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary on a timely basis, such holder's tender may be effected by following the procedure for guaranteed delivery set forth in "THE OFFER—3. Procedure For Tendering ADSs."

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to The Bank of New York at its address and telephone number set forth on the back cover of this Offer to Purchase.

        Izasa Distribuciones Técnicas S.A., Grupo CH-Werfen, S.A., Mr. José Maria Rubiralta and Mr. Francisco Rubiralta have not authorized any person to make any recommendation on their behalf as to whether the holder should tender or refrain from tendering its ADSs in this offer. The holder should rely only on the information contained in this document or to which Izasa Distribuciones Técnicas S.A., Grupo CH-Werfen, S.A., Mr. José Maria Rubiralta or Mr. Francisco Rubiralta has referred to the holder. Izasa Distribuciones Técnicas S.A., Grupo CH-Werfen, S.A., Mr. José Maria Rubiralta and Mr. Francisco Rubiralta have not authorized anyone to provide the holder with information or to make any representation in connection with this offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation to any holder, the holder must not rely upon that recommendation, information or authorization as having been authorized by Izasa Distribuciones Técnicas S.A., Grupo CH-Werfen, S.A, Mr. José Maria Rubiralta or Mr. Francisco Rubiralta.

        THIS OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF ADSs IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR OTHER LAWS IN SUCH JURISDICTION.

v

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE OFFER		i
INTRODUCTION		1
SPECIAL FACTORS		4
1.	Background of the Offer	4
2.	Purpose and Structure of the Offer	6
3.	Negotiations and Contacts	7
4.	Fairness of the Offer	8
5.	Recommendations and Other Options	11
6.	Plans for the Company after the Offer	12
7.	Certain Effects of the Offer	13
8.	Certain Tax Consequences	16
9.	Rights of Shareholders after the Offer	18
10.	Interests of Certain Persons in the Offer; Security Ownership; Related Transactions	19
11.	Transactions and Arrangements Concerning ADSs	21
THE OFFER		22
1.	Terms of the Offer	22
2.	Acceptance for Payment and Payment for ADSs	24
3.	Procedure for Tendering ADSs	25
4.	Withdrawal Rights	28
5.	Price Range of ADSs; Dividends	28
6.	Certain Information Concerning the Company	29
7.	Certain Information Concerning the Offeror and Certain Affiliates	38
8.	Source and Amount of Funds	39
9.	Certain Conditions of the Offer	39
10.	Dividends and Distributions	41
11.	Effects of the Offer on the Market for ADSs; Termination of Registration Under the Exchange Act	41
12.	Certain Regulatory and Legal Matters	41
13.	Fees and Expenses; Persons Retained and Compensated	42
14.	Miscellaneous	43

CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR AND THE PARENT	Schedule I

To the Holders of American depositary shares of Instrumentation Laboratory S.p.A.:

INTRODUCTION

        Izasa Distribuciones Técnicas S.A. (the "Offeror"), a corporation organized under the laws of The Kingdom of Spain and a majority owned subsidiary of Grupo CH-Werfen, S.A., a corporation organized under the laws of The Kingdom of Spain (the "Parent"), hereby offers to purchase any and all of the outstanding American depositary shares ("ADSs"), each representing the right to receive one ordinary share, par value €0.33 per share, of Instrumentation Laboratory S.p.A., a corporation organized under the laws of the Republic of Italy (the "Company"). The purchase price for each ADS will be U.S.$0.98 per ADS, net to the seller in cash, without interest (the "Offer Price"), payable as described in this Offer to Purchase. The offer to purchase ADSs for the Offer Price is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The ADSs are issued pursuant to a deposit agreement (the "Deposit Agreement") entered into in October 1996 between the Company and The Bank of New York, as depositary (the "Depositary").

        Tendering shareholders who have ADSs registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or surrender, withdrawal or cancellation fees otherwise payable pursuant to the Deposit Agreement or, except as set forth in the Letter of Transmittal, as specified under "SPECIAL FACTORS—8. Certain Tax Consequences—Italian Transfer Tax," transfer taxes on the purchase of ADSs by the Offeror pursuant to the Offer. If you own your ADSs through a broker or other nominee and your broker tenders your ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. See "SPECIAL FACTORS—8. Certain Tax Consequences." The Offeror will pay all charges and expenses of the Depositary in connection with the Offer. See "THE OFFER—13. Fees and Expenses; Persons Retained and Compensated."

        THE OFFEROR IS NOT REQUIRED TO PURCHASE ANY ADSs UNLESS THE CONDITIONS BEGINNING ON PAGE 39 ARE MET. THESE CONDITIONS INCLUDE THE REQUIREMENT THAT THE PURCHASE OF ADSs PURSUANT TO THE OFFER WILL RESULT IN THE NUMBER OF RECORD HOLDERS OF ORDINARY SHARES AND ADSs BEING, IN THE OFFEROR'S OPINION, REDUCED SUFFICIENTLY TO PERMIT THE COMPANY TO TERMINATE OR SUSPEND ALL OF ITS REPORTING OBLIGATIONS UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THE OFFEROR RESERVES THE RIGHT TO WAIVE ITS CONDITIONS. THE OFFER IS SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS AS WELL. SEE "THE OFFER—9. CERTAIN CONDITIONS OF THE OFFER".

        NONE OF THE COMPANY, ANY OF ITS DIRECTORS OR OFFICERS, THE OFFEROR, THE PARENT, JOSÉ MARIA RUBIRALTA OR FRANCISCO RUBIRALTA MAKE ANY RECOMMENDATION TO ANY HOLDER OF ADSs WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY ADSs. EACH HOLDER OF ADSs MUST INDIVIDUALLY DECIDE WHETHER TO TENDER ADSs AND, IF SO, HOW MANY ADSs TO TENDER.

        As of February 10, 2006, the total number of ordinary shares (the "Shares") outstanding was 362,521,088, consisting of 965,426 ordinary shares held by the Depositary under the Deposit Agreement and represented by ADSs and 361,555,662 ordinary shares not represented by ADSs. Currently the Offeror, individually and through an indirectly wholly owned subsidiary, owns all of the 361,555,662 ordinary shares not represented by ADSs (representing 99.7% of the issued and outstanding Shares). The Parent owns 81.63% of the outstanding shares of, and has 100% of the voting power in, the

Offeror. The balance of the shares in the Offeror are owned by three Spanish entities. The Rubiraltas, in turn, together indirectly own all of the outstanding shares of the Parent and the three Spanish entities. Accordingly, they would also be deemed to beneficially own such shares. The Offeror believes that there are over 300 beneficial owners of ADSs. Through the Offer, the Offeror is offering to purchase 965,426 ADSs, representing all outstanding ADSs. Accordingly, when the Offer expires, the Offeror hopes to beneficially own all outstanding Shares.

        Italian law does not permit a "squeeze out" of minority shareholders in these circumstances. Because it is unlikely that each outstanding ADS will be tendered in the Offer, the Company is not immediately expected to become a wholly owned subsidiary of the Offeror. Holders of ADSs who do not tender all of their ADSs into the Offer will remain holders of the Company's ADSs until the Company terminates the Deposit Agreement shortly after the Offer. ADS holders will have the right to withdraw their ordinary shares underlying the ADSs within 90 days after the termination of the Deposit Agreement. See "SPECIAL FACTORS—6. Plans for the Company after the Offer" and "SPECIAL FACTORS—7. Certain Effects of the Offer." Shareholders do not have appraisal rights as a result of the Offer and will not be entitled to payments other than pursuant to the Offer.

        To the best of the Offeror's knowledge, directors and officers of the Company as group beneficially own no ADSs.

        The Company has on the date of this Offer to Purchase filed with the Commission a Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been mailed to shareholders with this Offer to Purchase. In addition, on the date hereof, the Parent, the Offeror and the Rubiraltas have filed with the Commission a Tender Offer Statement on Schedule TO. Such Schedules may be obtained as described in "THE OFFER—6. Certain Information Concerning the Company."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

        Unless otherwise specified in this Offer to Purchase, or if the context requires otherwise, references to "$," "U.S.$" or "U.S. dollars" are to United States dollars and references to "€" or "euros" are to the currency of the European Union. All cash payments to be made in respect of purchases of ADSs pursuant to the Offer will be paid in U.S. dollars.

        The U.S. dollar amounts throughout this Offer to Purchase were determined for November 30, 2003 and 2004 by translating the corresponding euro amounts into U.S. dollars at the rate of U.S.$1.1995 and U.S.$1.3259 in each case equal to euro 1.00 at the noon buying rate in the City of New York for cable transfers in euro certified by the Federal Reserve Bank of New York for customs purposes on November 30, 2003 and 2004, respectively.

        Forward-looking statements relate to future events or the Company's future financial performance. In some cases, holders of ADSs can identify forward-looking statements by words such as "may," "will," "should," "expects," "plans," "projects," anticipates," "believes," "estimates," "predicts," "potential," or other comparable expressions. The matters discussed under the headings "SPECIAL FACTORS—1. Background of the Offer," "—2. Purpose and Structure of the Offer," "—4. Fairness of the Offer," "6. Plans for the Company after the Offer," "—7. Certain Effects of the Offer," "—9. Rights of Shareholders after the Offer," "—10. Interests of Certain Persons in the Offer; Security Ownerships; Related Transactions," "THE OFFER—6. Certain Information Concerning the Company" and elsewhere in this Offer to Purchase that address activities, events or developments that the Company and the Offeror and its affiliates expect or anticipate will or may occur in the future, including such things as business strategy, the future value of the Company, plans, references to future success, financing, liquidity of ADSs, and such other matters, are forward-looking statements. Other sections of this Offer to Purchase may describe additional factors that could adversely affect the Company's business and financial performance. Moreover, the Company operates in a very competitive and rapidly changing environment. These forward-looking statements are based on the Company's and the Offeror's and its affiliates' expectations and are subject to a number of risks and uncertainties, certain of which are beyond the control of the Company and the Offeror and its affiliates. Actual results could differ materially from those anticipated by these forward-looking statements as a result of various factors, including those set forth in the Company's Annual Report filed on Form 20-F for the fiscal year ended November 30, 2004 (the "Form 20-F"). In light of the foregoing, there can be no assurance that the events anticipated by the forward-looking statements contained in this Offer to Purchase will transpire.

SPECIAL FACTORS

1.     Background of the Offer

        Description of the Company.    As described in the Company's Form 20-F for the fiscal year ended November 30, 2004, the Company is a worldwide developer, manufacturer and distributor of critical care and hemostasis in vitro diagnostics ("IVD") instruments and related reagents, controls, other consumables and services for use primarily in hospital laboratories and hospital point-of-care locations. These products are used to identify and measure substances in a patient's blood and are an integral part of patient diagnosis and treatment. Its three major IVD product lines, hemostasis, critical care, and clinical chemistry, are marketed around the world and represented 48.5%, 27.4% and 8.1%, respectively, of fiscal 2004 net revenues.

        The Company has participated in the IVD market for over 40 years and has established a reputation for innovation, reliability and service. In each of its three major product lines, the Company utilizes a systems approach by providing its customers with instruments, reagents, controls, other consumables and services in a single system. The Company has an extensive sales and distribution network which enables it to distribute its products in over 90 countries. The Company's revenue is generated from a diverse global customer base, with fiscal 2004 net revenues derived 65.5% from Europe (22.7% from Italy), 22.7% from the United States and 11.8% from the rest of the world. The Company currently leases its core instruments to a number of hospital systems, which generate a stream of revenues from the continuous consumption of reagents, controls, other consumables and services. The Company derived approximately 79% of its fiscal 2004 net revenues from the sale of reagents, controls, other consumables and services. The Company has developed its strong market position through the introduction of innovative IVD products in its targeted product areas and continually seeks to expand its position within those product areas through targeted product development efforts resulting from both its internal research and development teams and strategic alliances, as well as through acquisition or licensing of selected technologies.

        The Company's principal executive office is located at Viale Monza 338, 20128 Milano, Italy, and its telephone number is (+) 39-02-252-2256.

        Initial Public Offering and Capitalization Transactions.    In October and November 1996, the Company completed an initial public offering of ADSs each represented by one ordinary share, €1.29 par value per share. Through the offering and concurrent share issuances, the Company realized U.S.$60 million in net proceeds that it utilized to repay indebtedness. The offering price to the public was U.S.$12 per ADS. In connection with the offering, the Offeror and its affiliates purchased 1,875,000 ordinary shares at U.S.$12 per share.

        Rights Offering.    In July and August 1998, the Company completed a rights offering to holders of its ordinary shares and its ADSs. A total of 27,329,977 rights were exercised resulting in subscriptions for a total of 27,329,977 new ordinary shares. The Company received total proceeds of approximately U.S.$38.9 million at the subscription price of approximately U.S.$1.42. The Company used the proceeds from the rights offering to repay existing indebtedness held by the Offeror and its affiliates. The Offeror and its affiliates purchased 17,235,126 ordinary shares in the rights offering.

        De-listing.    On September 3, 1999, the ADSs ceased to be listed on the Nasdaq National Market System. The ADSs were de-listed because the Company no longer fulfilled the minimum per share price requirement of U.S.$1.00 per share. Prior to August 18, 2000, ADSs were quoted on the National Association of Securities Dealers OTC Bulletin Board service (the "OTC Bulletin Board"). The ADSs are not currently eligible for quotation on the OTC Bulletin Board because market makers have not been providing regular quotations. The Company's ADSs are now quoted in the Pink Sheets LLC's Pink Sheets® service under the symbol "ISLBY."

        Going-Private Transaction in 2001.    On November 20, 2000, the Offeror and the Parent launched a tender offer for all of the Company's outstanding ordinary shares and ADSs (the "Original Offer"), not already owned by them or one of their affiliates, as part of a proposed going-private transaction. The Offeror and the Parent offered U.S.$0.50 per Share in cash. The Offeror and the Parent eventually waived the condition of going private, and proceeded to close the tender offer. On February 5, 2001, the tender offer expired and the Offeror purchased 3,811,547 shares. Together with the shares that the Offeror, the Parent and their affiliates already held, after the expiration of the tender offer they beneficially owned approximately 68.5% of the Company's outstanding Shares.

        Increase in Capital Stock in 2001.    On April 20, 2001, the Company convened an Ordinary and Extraordinary Shareholders' Meeting at which the shareholders, among other things, resolved to increase its capital stock in an amount of €59,999,998.83. New ordinary shares were issued at €1.29 per ordinary share. The Offeror, for itself and as assignee of Miscel Holding B.V., agreed to subscribe for all 46,511,627 newly issued ordinary shares. All of the Company's registered shareholders had a right to subscribe to their pro rata share of the ordinary shares offered by the Company. All of the Company's registered shareholders and holders of ADSs (subject to an exemption from the registration requirements under the U.S. securities laws) had a right to subscribe to their pro rata share of the ordinary shares offered by the Company. When the subscription period ended on July 1, 2001, no other shareholders had exercised these rights. In consideration for these subscribed ordinary shares, the Offeror cancelled €59,999,998.83 worth of its outstanding debt owed to it.

        Going-Private Transaction in 2002.    On December 28, 2001, the Offeror and the Parent launched another tender offer for all of the Company's outstanding ordinary shares and ADSs (the "Second Offer"), not already owned by them or one of their affiliates, as part of a going-private transaction. The Offeror and the Parent again offered U.S.$0.50 per share in cash. The Offeror and the Parent eventually waived the condition of going private, and proceeded to close the tender offer. On February 22, 2002, the tender offer expired and the Offeror purchased 700,194 ADSs. Together with the shares that the Offeror, the Parent and their affiliates already held, after the expiration of the tender offer they beneficially owned approximately 85.4% of the Company's outstanding Shares.

        Increase in Capital Stock in 2004.    On March 29, 2004, the Company convened an Ordinary and Extraordinary Shareholders' Meeting at which the shareholders, among other things, resolved to increase the Company's capital stock by a maximum amount of €104,999,999.94. At the same meeting the shareholders resolved to decrease the par value of the Company's ordinary share from €1.29 to €0.33. This decision was taken as under Italian law, the total shareholders' equity of a company is required to be above two-thirds of its share capital. In a case that the total shareholders' equity is less than two-thirds of the originally paid-in amount of share capital, a company's board of directors is required to convene, within one year, a meeting of the shareholders and the shareholders must decide the best means to address this shortfall. New ordinary shares were issued at the new par value of €0.33 per ordinary share. An affiliate of the Offeror, IL Holding S.p.A, subscribed its pro rata share, 85.4%, representing 271,819,984 new ordinary shares. All of the Company's registered shareholders and holders of ADSs (subject to an exemption from the registration requirements under the U.S. securities laws) had a right to subscribe to their pro rata share of the ordinary shares offered by the Company. When the subscription period ended on May 26, 2004, no other shareholder had exercised these rights, and an affiliate of the Offeror, IL Holding S.pA., owned 96.4% of the Company's outstanding shares. In consideration for these ordinary shares subscribed, the Company agreed to cancel the outstanding debt of €89,700,595 the Company owed to IL Holding S.p.A, representing a subscription price of €0.33 per share.

        Transfer of Shares from Bio-Rad in October 2005.    In January 2005, a complaint was filed by Bio-Rad Laboratories, Inc. ("Bio-Rad") against the Company, the Parent, the Offeror and four of the Company's current officers and directors in the United States District Court for the Southern District

of New York (the "Bio-Rad Complaint"). The complaint asserted claims under common law for fraud, conspiracy to commit fraud and aiding and abetting fraud against all the defendants; negligent misrepresentation against the Company and the individual defendants; as well as breach of fiduciary duty under Italian Civil Code Article 2395 against the individual defendants. The complaint alleged generally that the defendants falsely understated the Company's revenues and profitability in financial statements included in the Company's public filings and public statements from 1999 to 2004, and that the price of the Company's ADSs had therefore been artificially depressed. The plaintiff, an owner of ADSs at the time, sought an unspecified amount of damages. All the defendants moved to dismiss the complaint on the basis, among other things, that the claims had no legal merit and were not even brought in the right court.

        In October 2005, the Company reached a settlement with Bio-Rad. Pursuant to the settlement agreement, the parties executed a stipulation dismissing the litigation with prejudice and agreed to mutually release and discharge each other from any claims, known or unknown, foreseen or unforeseen, that they may have against each other, subject to exceptions for breaches of the settlement agreement and claims relating to intellectual property rights. In addition, as part of the settlement agreement, Bio-Rad and three of its directors (or entities beneficially owned by them) agreed to transfer to the Offeror all of the 12,250,507 ADSs that they held in the Company, in exchange for a total purchase price of U.S.$12,000,196.92, representing a purchase price of approximately U.S.$0.98 per ADS. The transfer was effected through a delivery to the Offeror of American Depositary Receipts ("ADRs) on October 21, 2005. The settlement agreement increased the Offeror's and its affiliate, IL Holding, S.p.A's, combined Share ownership to 361,555,662, or approximately 99.7% of the Company's outstanding Shares. On November 29, 2005, the Offeror surrendered the ADRs evidencing the 12,250,507 transferred ADSs to the Depositary and withdrew the same number of underlying ordinary shares.

        Currently, there is a limited and sporadic trading market for ADSs and no trading market for the ordinary shares although quotations for ADSs are available in the Pink Sheets®. In recent months, many trading days have passed without any market-maker providing a quotation, and from September 1, 2005 through February 8, 2006 trading occurred on only nine days with trading prices ranging from a low of U.S.$0.15 to a high of U.S.$0.50. The last trade occurred on December 30, 2005 at a high price of $0.40 per ADS. See "THE OFFER—5. Price Range of ADSs; Dividends."

2.     Purpose and Structure of the Offer

        Since the initial public offering of the Company's ADSs at U.S.$12.00 per ADS, the price of ADSs has dropped dramatically. No investment banking or brokerage firm is providing research coverage of the ADSs. There is no trading market for the underlying ordinary shares because these shares were never listed on any exchange. Consequently, holders may not be able to sell their investment in the Company should they choose to do so. Although the Company's ADSs are quoted in the Pink Sheets®, no active market exists. The Offeror is providing holders of ADSs with an opportunity to liquidate all or a portion of their investment in the Company in a prompt and orderly fashion.

        The Company incurs significant costs in being a U.S. reporting company. The Company estimates that it incurs costs of approximately U.S.$250,000 annually in connection with (1) preparing and filing with the Commission periodic reports under the Exchange Act, (2) the annual audit of the Company's financial statements and (3) directors' fees and other expenses (including directors and officers liability insurance), all of which are expenses that could be eliminated if the Company were no longer subject to the reporting requirements of the Exchange Act. In addition, if the Company remained a U.S. reporting company, it would have to comply with the internal control over financial reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX Section 404") in its annual report for the fiscal year ending December 31, 2007. The Company would have to start preparing for its SOX Section 404 compliance in 2006. Therefore, the termination of the Company's registration at this point would allow it to dispense with compliance with SOX Section 404, and thereby avoid the significant additional costs related to such compliance.

        For all the above stated reasons, the Offeror wants to take the Company private via the Offer.

        The only current means that exist for deregistration under the Exchange Act is for there to be either (i) less than 300 record holders of Shares resident in the United States or (ii) less than 300 record holders of Shares on a worldwide basis. With respect to calculating the number of record holders resident in the United States only, the Company has to "look through" any broker, dealer, bank or nominee that is the record holder of the Shares. On December 23, 2005, the Commission proposed to amend the rules governing the deregistration of foreign private issuers' securities under the Exchange Act. The proposed rules provide that a foreign private issuer that maintains a listing of its registered securities on an exchange in its home county, which exchange constitutes the primary trading market for the securities, can deregister such securities, inter alia, if they are held of record by (i) less than 300 persons resident in the United States or (ii) less than 300 persons on a worldwide basis. A foreign private issuer, such as the Company, that does not have such a home country listing could still deregister if there are less than 300 record holders of the relevant securities on a worldwide basis.

3.     Negotiations and Contacts

        Except as set forth below, for the past two years, no negotiations or contacts between any of the Parent, the Offeror, the Rubiraltas their affiliates (including the Company) or any other person have occurred regarding any merger, consolidation, acquisition, tender offer for or other acquisition of Shares (not mentioned above), election of the Company's directors or sale or transfer of a material amount of any assets of the Company.

        As a response to the Bio-Rad Complaint, the Company's and the Offeror's legal counsel contacted Bio-Rad's legal counsel in January 2005 to inform Bio-Rad that in the Company's view, there was no merit to the complaint and that the defendants will move to dismiss it. In the same communication, the Company and the Offeror reiterated their past initiatives to have the Offeror purchase all of the 12,164,237 ADSs that Bio-Rad held in the Company. The numerous contacts between the companies over several months culminated in a settlement agreement whereby (i) the Offeror agreed purchase all of Bio-Rad's and three of its directors' ADSs and (ii) the parties executed a stipulation dismissing the litigation with prejudice. See "SPECIAL FACTORS—Background of the Offer—Transfer of Shares from Bio-Rad in October 2005."

        In September 2005, the Company's and the Offeror's legal counsel contacted the Depositary to discuss various potential amendments to the Deposit Agreement and other means to expedite the deregistration process of the Company's Shares. As a result of discussions that occurred over the following several months, the Depositary, the Company and the Offeror, on January 31, 2006, entered into a letter agreement (the "Letter Agreement") that includes the following provisions:

        First, the Depositary and the Company agreed to terminate the Deposit Agreement on or about four business days after the cessation of the Offer and, concurrently with such termination, to amend the Deposit Agreement to shorten from one year to 90 days the time period that has to lapse after the termination of the Deposit Agreement before the Depositary may sell the ordinary shares underlying the ADS (the "Surrender Period").

        Second, the Depositary agreed, as soon as practicable after the expiration of the Surrender Period, to offer to sell to the Offeror at the Purchase Price all the ordinary shares that remain deposited under the Deposit Agreement after the Surrender Period. The Depositary further agreed to promptly notify the Offeror of any offer by a third party to purchase all such ordinary shares at price higher than the Purchase Price (a "Higher Third-Party Offer") and in such event, to give the Offeror the right to purchase such ordinary shares at a price higher than that offered in the Higher Third-Party Offer. If the Offeror does not exercise its right to purchase the ordinary shares, the Depositary may consummate the Higher Third-Party Offer.

        Third, the Offeror agreed to pay the Depositary a fee of up to $0.02 per ADS ("Cancellation Fee") upon the surrender by the Offeror of any ADRs for the purpose of withdrawal of ordinary shares after the cessation of the Offer. In addition, if the Offeror purchases the deposited ordinary shares pursuant to the Letter Agreement, the Offeror will pay the Depositary the Cancellation Fee for the ADRs representing such ordinary shares (i.e., fees that otherwise would be payable by owners of ADRs upon the withdrawal of the net sale proceeds from such sale). The Depositary agreed that it will not charge any ADR holder a cancellation fee or any other similar fee in connection with any surrender of ADRs that occurs (i) in connection with the Offer or (ii) subsequent to the purchase by the Offeror of the ordinary shares under the Letter Agreement.

        Fourth, the Company undertook to indemnify the Depositary against any liability or expense that may arise out of or in connection with the fulfillment of the obligations under the Letter Agreement.

        For a description of the termination and amendment of the Deposit Agreement, see "SPECIAL FACTORS—7. Certain Effects of the Offer—Termination and Amendment of the Deposit Agreement."

4.     Fairness of the Offer

        Fairness.    None of the Parent, the Offeror, the Rubiraltas or the Company produced or obtained, or retained any outside person to prepare, any report, opinion or appraisal relating to the value of the Company or the ADSs or the fairness of the Offer. It is unlikely that there will be any competing offers for the ADSs given the Offeror's substantial majority ownership position. Moreover, from September 1, 2005 through February 8, 2006 trades in ADSs have occurred on only nine days for a total of 47,750 ADSs, which demonstrates that there is no active trading market for ADSs. Quotes are currently limited and sporadic, and demand for the ADSs has been limited, which may mean that holders of ADSs may not receive another opportunity to sell their ADSs. As a result, holders of ADSs who decide to retain their investment in the Company must be willing to view such an investment as a long-term investment because they may not be able to dispose of their investment in the future. The Parent, the Offeror and the Rubiraltas believe that the Offer is fair (both in terms of price and procedure) to shareholders of the Company who are unaffiliated with the Company. The Parent, the Offeror and the Rubiraltas base their belief that the Offer is fair to the holders of ADSs on the following:

  •
  the ADS holders are receiving the same price per share as Bio-Rad did in its sale of Shares to the Offeror in October 2005;

  •
  the ADSs are relatively illiquid investments and the Offeror is providing holders with an opportunity to liquidate in a prompt and orderly fashion;

  •
  the recent historical market prices for the ADSs;

  •
  all of the trades since September 1, 2005 have been at a sale price below the Offer Price with the most relevant trading day (due to its volume of 12,000 ADSs traded), December 13, 2005, posting a high sale price of U.S.$0.15 per ADS;

  •
  the Offer provides the shareholders the opportunity to sell their ADSs at the Offer Price without incurring the transaction costs typically associated with market sales;

  •
  the Offeror and its affiliates have sufficient stock ownership to control the disposition of the Company; however, the Offeror and its affiliates are not interested in selling the Company to a third party;

  •
  no investment banking firm is providing research coverage of the ADSs;

  •
  the Company's historical financial performance;

  •
  the Offer is not subject to a financing condition; and

  •
  the Italian law issues discussed in "—4. Fairness of the Offer—Fiduciary, Statutory and Other Duties Under Italian Law" which dictate that shareholders who do not wish to participate in the Offer cannot be "squeezed out" and may retain their equity interest in the Company.

        It is not practicable for the Parent, the Offeror and the Rubiraltas to weigh the relative importance of these disparate factors. However, the Parent, the Offeror and the Rubiraltas believe they are listing them in the order most relevant to the determination of the Offer Price. In particular, the Offeror, the Parent and the Rubiraltas believe that the price the Offeror paid for Bio-Rad's ADSs in October 2005 (being the same as the Offer Price) is an appropriate benchmark because that price was the result of a lengthy arm's-length negotiation. As noted above, the Parent, the Offeror and the Rubiraltas have not used any valuation methodology or numerical analysis not listed above to determine the fair market value of the ADSs. Their conclusion that the Offer is fair is necessarily subjective. Nevertheless, it is based on the objective factors listed above.

        The Parent and the Offeror currently would not be willing to sell the ordinary shares that the Offeror and its affiliate hold at the Offer Price because they are long-term investors in the healthcare business and their interest in the Company is an important healthcare asset.

        The Offeror and its affiliates have bought the Shares at various times, some at the same prices or prices higher than the Offer Price, including in connection with the purchase from Bio-Rad in October 2005 at approximately U.S.$0.98 per share, at the initial public offering price of U.S.$12 per share in 1996, at the rights offering price of approximately U.S.$1.42 per share in 1998 and at the 2001 capital increase for a subscription price of approximately U.S.$1.29 per share. The Offeror and its affiliates have also bought Shares at prices lower than the Offer Price, including in connection with the 2001 Original Offer and the 2002 Second Offer, in each case at U.S.$0.50 per share.

        The ADSs have traded below the Offer Price in 2005 and the volume of trades over that period have been extremely limited and sporadic when compared to the 965,426 ADSs the Offeror is offering to purchase in the Offer.

        The net book value per share as of November 30, 2004 was approximately U.S.$0.57 under Italian GAAP and approximately U.S.$0.53 under U.S. GAAP. However, the Parent, the Offeror and the Rubiraltas did not consider net book value to be a relevant factor in the determination of the Offer Price for the reasons discussed in the preceding paragraphs.

        The Parent, the Offeror and the Rubiraltas believe that the long-term value of an investment in ADSs could exceed the Offer Price, which Offer Price the Parent, the Offeror and the Rubiraltas believe is based on the current value of an illiquid minority investment. The Parent, the Offeror and the Rubiraltas believe that the Company will successfully implement its business strategy and that the successful implementation of such strategy will increase the Company's long-term value. They further believe that the Company's recent improved performance is evidence of this. The goal of the business strategy is to be the first choice supplier of critical care and hemostasis IVD systems to hospital point-of-care and central laboratory markets. The key elements of its business strategy are: (1) expand point-of-care capabilities and systems; (2) develop and launch innovative products; (3) increase penetration of the U.S. IVD market; (4) achieve further cost savings; and (5) pursue selected acquisitions and additional strategic alliances.

        The Parent, the Offeror and the Rubiraltas believe that the public market has not accepted the Parent's, the Offeror's and the Rubiraltas' view of the Company's long-term value for the following reasons:

  •
  The Company has no research analyst coverage.

  •
  The Company's ADSs were delisted from Nasdaq National Market System and are not currently quoted on the OTC Bulletin Board, which has resulted in illiquidity in ADSs. Limited and sporadic quotes appear and sales are reported in the Pink Sheets®.

  •
  There is no trading market for the ordinary shares.

  •
  The aggregate dollar value of the public float (U.S.$946,117.50 based on the Offer Price) is not large enough to attract institutional investors, including value or vulture investors.

        Any analysis of the value of the investment in the ADSs, however, including the Parent's, the Offeror's and the Rubiraltas' is necessarily uncertain. Specifically, the Parent's, the Offeror's and the Rubiraltas' view of the long-term value of the ADSs is based on the assumption that the Company will successfully implement its business strategy and that the successful implementation of such strategy will increase the Company's value. The realization of these assumptions is, in part, out of the Parent's, the Offeror's and the Rubiraltas' control.

        In considering the Offer, the Parent, the Offeror and the Rubiraltas considered various risk factors. The IVD industry is highly competitive, and the Company encounters competition from several manufacturers in both domestic and foreign markets. Most of its competitors are significantly larger and have greater resources than those of the Company. Moreover, the Company encounters different competitors in each of its key product lines, and there can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company's business. The Company's principal competitors in its critical care product line are Bayer and Radiometer A/S; and in its hemostasis product line are Dade-Behring Inc. and Diagnostica Stago S.A. The Company has numerous competitors in its clinical chemistry product lines.

        Additionally, the Company competes principally on the basis of quality and breadth of product offerings, price and service. Competition within the markets that the Company serves is primarily driven by the need for innovative products that address the needs of its customers in each market. The Company attempts, to the extent possible, to counter competition by seeking to develop differentiated new products and provide quality products and services that meet the customers' needs. There can be no assurance, however, that the Company's competitors will not develop products or services that are more effective or less expensive than the Company's products or which could render certain of the Company's products less competitive. Delays in the launch by the Company of new products would result in decreased revenues from sales of instruments, together with sales of related reagents, controls, other consumables and services, during the period of the delay, as well as during subsequent periods due to the longer period needed to establish an installed base and any loss of market share due to its customers' purchases of competitors' products during the delay. Moreover, the Company's performance and future growth are dependent upon its continuing ability to develop and market new products.

        Finally, the long-term value of the ordinary shares that holders of ADSs have withdrawn will be impacted significantly by the fact that there will be no trading market for the ordinary shares after the conclusion of the Offer. See "—7. Certain Effects of the Offer".

        Fiduciary, Statutory and Other Duties Under Italian Law.    Italian law governs the duties and obligations of the Offeror, the Offeror's representatives on the Board of Directors of the Company and the Board of Directors of the Company in connection with the Offer. Under Italian law, none of the Parent, the Offeror, the Rubiraltas or the Board of Directors of the Company is required to obtain, or retain any outside person to prepare, any report, opinion or appraisal relating to the value of the Company or the ADSs or the fairness of the Offer or to negotiate with the Offeror on behalf of the shareholders, notwithstanding that the Offer is being made by an affiliate of the Company. Accordingly, none of the Parent, the Offeror, the Rubiraltas or the Company has sought in connection with the Offer to obtain, or retain any outside party to prepare, any report, opinion or appraisal relating to the value of the Company or the ADSs or the fairness of the Offer, or to negotiate with the Offeror on behalf of the shareholders.

        In addition, under Italian law, in connection with a tender offer such as the Offer, the board of directors of a company does not owe a fiduciary duty to the shareholders to approve or disapprove of the tender offer or make any determination with respect to the fairness of the terms of any such tender offer. The Board of Directors of the Company currently consists of four members, all of whom are affiliates of the Offeror and the Parent, two of which are the Rubiraltas. See "—10. Interests of Certain Persons in the Offer; Security Ownership; Related Transactions." The Offer has not been approved or disapproved by the Company's Board of Directors. Also, approval of shareholders, including a separate approval by unaffiliated shareholders, is not required for this transaction and is not being sought. The Company has, on the date of this Offer to Purchase, filed a Schedule 14D-9 with the Commission pursuant to the Exchange Act, which is being mailed to holders of ADSs with this Offer to Purchase. Because of potential conflicts of interest resulting from the Offeror's ownership of Shares of the Company and the presence of the Offeror's affiliates on the Board of Directors of the Company, the Company and its Board of Directors are expressing no opinion and remaining neutral with respect to the Offer and make no recommendation to shareholders whether to tender or refrain from tendering ADSs.

        The shareholders are afforded the same procedural protections they have always had under Italian law. The primary protection afforded to minority shareholders under Italian law is the ability to retain their interest in the Company and not be squeezed out as permitted by, for example, Delaware law. Thus, shareholders who do not wish to participate in the Offer for any reason are assured of their ability to retain their equity interest, a protection that is not available for most shareholders in U.S. companies. The Parent, the Offeror and the Rubiraltas believe their actions are permitted by Italian law and that the lack of the procedural protections discussed in the proceeding paragraphs, none of which are required under Italian law, does not result in a conclusion of procedural unfairness. As long as the Parent's, the Offeror's and the Rubiraltas' actions are permitted by Italian law, and considering that the shareholders who do not want to participate in the Offer can always choose to retain their equity interest in the Company, it is the Parent's, the Offeror's and the Rubiraltas' view that their actions should be considered procedurally fair.

        Appraisal Rights.    Under Italian law, the shareholders have no appraisal rights. Thus, the shareholders are not entitled to go to any court to ask for a fairness appraisal of the Offer Price. Accordingly, the holders of ADSs have no statutory right to receive cash from the Offeror except pursuant to the Offer.

5.     Recommendations and Other Options

        None of the Parent, the Offeror, the Rubiraltas or the Company or any of the Offeror's affiliates has solicited other offers for the Company or its assets. None of the Parent, the Offeror, the Rubiraltas or the Company or any of its affiliates has received any firm offers or inquiries with respect to the business and assets of the Company or the Offeror's investment in the Company from any unaffiliated party during the eighteen months prior to the date of this Offer to Purchase.

        NONE OF THE COMPANY, ANY OF ITS DIRECTORS OR OFFICERS, THE OFFEROR, THE PARENT OR THE RUBIRALTAS MAKES ANY RECOMMENDATION TO ANY HOLDER OF ADSs WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY ADSs. EACH HOLDER OF ADSs MUST INDIVIDUALLY DECIDE WHETHER TO TENDER ADSs AND, IF SO, HOW MANY ADSs TO TENDER.

6.     Plans for the Company after the Offer

        Except as described below in this Section "6.—Plans for the Company after the Offer" or elsewhere in this Offer to Purchase, the Offeror, the Parent and the Rubiraltas have no current plans or proposals that relate to or would result in:

            (i)  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

           (ii)  any purchase, sale or transfer of a material amount of the Company's assets or any of its subsidiaries;

          (iii)  any material change in the Company's present dividend rate or policy, or indebtedness or capitalization;

          (iv)  any change in the management of the Company, the composition of the Board of Directors or any change in any material terms of the employment contract of any executive officer; or

           (v)  any other material change in the Company's corporate structure or business.

        If for any reason fewer than all of the outstanding ADSs are purchased pursuant to the Offer, after the conclusion of the Offer, the Offeror currently intends to accept the Depositary's offer under the Letter Agreement to sell the ordinary shares after the Surrender Period when such offer is extended to it. If for any reason the Offeror decides not to purchase the ordinary shares pursuant to the Letter Agreement, or if any ADS holders withdraw their ordinary shares during the Surrender Period, the Offeror may purchase ordinary shares in privately negotiated transactions or otherwise, or may take no further action to acquire ordinary shares. Any such purchases could be at prices higher than the Offer Price. The Parent, the Offeror and the Rubiraltas will look at any proposal relating to their purchase of any ordinary shares on a case by case basis. They expect to consider many factors when determining whether to purchase ADSs in the future, including the availability of capital, the seller's proposed sale price and the number of ADSs the seller desires to sell.

        Following consummation of the Offer, the Offeror intends to cause the Company to seek deregistration of the Shares under the Exchange Act and intends to cause the Company to terminate the Deposit Agreement by and between the Company and the Depositary. See "—7. Certain Effects of the Offer." The Company anticipates that material cost savings will result from deregistration and cancellation of the Deposit Agreement. The Offeror intends to cancel the ADSs purchased pursuant to this Offer and register on the Company's books the ordinary shares underlying such ADSs into the name of the Offeror. The Offeror and the Parent intend to retain such ordinary shares.

        The Parent, the Offeror and the Rubiraltas expect that, following the consummation of the Offer, the business and operations of the Company will continue in substantially their current form consistent with the Company's existing business strategy. The Parent, the Offeror and the Rubiraltas will continue to evaluate the corporate structure, business and operations of the Company during the pendency of the Offer and after the consummation of the Offer, and will take such actions from time to time as they deem appropriate under the circumstances then existing. If the going-private transaction is successful, the Company will revert to a closely held company within the Rubiralta family. The Rubiraltas will likely evaluate the proper ownership structure and composition of the Board of Directors on a going-forward basis. In any event, the Rubiraltas expect that they will likely evaluate the appropriate ownership structure within the Rubiralta family, which could result in a change in the composition of the Board of Directors of the Company.

        The Parent, the Offeror and the Rubiraltas expect that, following the consummation of the Offer, they may cause the Company to pay dividends on a more regular basis, to the extent that the Company has sufficient funds to do so. The Company has not regularly paid dividends in the past.

7.     Certain Effects of the Offer

        In evaluating the Offer, shareholders should consider the following effects of the Offer:

        Market and Liquidity for ADSs.    The Parent, the Offeror and the Rubiraltas believe that, at present, there is very limited liquidity in ADSs and no market for the ordinary shares. The purchase of ADSs pursuant to the Offer will reduce the number of holders of ADSs and the number of ADSs and could further materially and adversely affect the liquidity and market value of the remaining ADSs held by the public. If the Offer reduces sufficiently the number of ADS holders to permit the Company to deregister, the means of disposing of ADSs after the Offer is likely, if at all, to be sales to the Company (which is restricted by Italian law) or other holders of ADSs. The market for ADSs will be significantly affected if, as anticipated, the Company will no longer be a reporting company under the Exchange Act. Moreover, as described below, the Deposit Agreement will be terminated on or about four business days after the cessation of the Offer. After such termination, the Depositary will no longer register any transfers of ADSs, thereby eliminating the already illiquid market for ADSs. Italian law does not require the Company or its affiliates to provide liquidity to shareholders. An Italian company may not purchase its own shares in an amount exceeding that of the distributable profits and reserves available in accordance with the last shareholder duly approved balance sheet. Any such purchase must be authorized by a company's shareholders.

        Pink Sheets® Quotation.    The ADSs are no longer included for quotation on the Nasdaq National Market System. The ADSs currently are quoted in the Pink Sheets®.

        If the Offeror decides not to exercise its right to purchase the ordinary shares under the Letter Agreement, or if a sufficient number of ADS holders withdraw their ordinary shares during the Surrender Period, it is possible, but in the opinion of the Parent and the Offeror not likely, that following the consummation of the Offer, the ordinary shares, when the Deposit Agreement has been terminated, will continue to trade in the over-the-counter market and that price quotations will be reported by other sources, such as they currently are in the Pink Sheets®. The extent of the public market for ordinary shares and the availability of such quotations would depend upon the number of holders of ordinary shares remaining at such time, the interest in maintaining a market in ordinary shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors.

        Exchange Act Registration and Access to Company Information.    The ADSs and the ordinary shares are currently registered under the Exchange Act. The Offeror intends to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon as possible after the completion of the Offer. Under the current rules, the Company can, upon application to the Commission, terminate its reporting obligations that arise under Section 12(g) of the Exchange Act and suspend such obligations that arise under Section 15(d) of the Exchange Act if the Shares (including both the ordinary shares and ADSs collectively) are held of record by either (i) less than 300 persons that are residents of the United States or (ii) less than 300 persons on a worldwide basis. When "looking through" brokers, dealers, banks or nominees to beneficial owners of the Shares, the Offeror believes that there are in excess of 300 record holders of Shares that are resident in the United States. When calculating the number of record holders on a worldwide basis, in which case the Company does not have to look through brokers, dealers, banks or nominees, the Offeror believes that there are currently less than 300 record holders. However, prior to making any filing to terminate or suspend its reporting obligations, the Company would need to confirm its applicable number of record owners.

        If the Company terminates the registration of Shares under the Exchange Act, the information the Company is required to furnish to holders of Shares would be reduced to that required under Italian law as described in "—4. Fairness of the Offer—Fiduciary, Statutory and Other Duties Under Italian Law" and "—9. Rights of Shareholders after the Offer—Italian Corporate Governance Laws." The

Company would no longer be required to file with the Commission certain financial and other information on a periodic basis, including the filing of an Annual Report on Form 20-F. As a result, the financial information the Company is required to provide would not be in accordance with U.S. GAAP. In addition, the other requirements of the Exchange Act, such as the regulations relating to tender offers and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer apply to the Company.

        Termination and Amendment of Deposit Agreement.    The ADSs are evidenced by ADRs issuable by the Depositary pursuant to the Deposit Agreement entered into among the Company, the Depositary and the beneficial owners, from time to time, of ADRs issued thereunder. Pursuant to the terms of the Deposit Agreement, the Depositary has agreed that, whenever so directed by the Company, it will terminate the Deposit Agreement by mailing notice of such termination to the holders of ADSs then outstanding at least 30 days prior to the date fixed in such notice for such termination. Pursuant to the Letter Agreement, the Depositary will terminate the Deposit Agreement by mailing to all ADS holders then outstanding, on or about four business days following the cessation of the Offer, a notice of termination of the Deposit Agreement, to become effective 30 days after the date of that notice.

        As more specifically described below, if you have not tendered all of your ADSs, you will have three choices when the Company terminates the Deposit Agreement:

  •
  sell your ADSs in the market if any such market exists,

  •
  surrender your ADRs to the Depositary and withdraw ordinary shares, or

  •
  do nothing, which would likely result in the sale by the Depositary of the ordinary shares underlying your ADSs to the Offeror after 90 days.

        On and after the date of termination of the Deposit Agreement, the holders of ADSs will, upon:

  •
  surrender of their ADRs at the Corporate Trust Office of the Depositary,

  •
  payment of a fee to the Depositary for the surrender of such certificate of up to U.S.$5.00 for each 100 ADSs (or any lesser amount of ADSs) represented by such certificate, plus the amount of any cable, telex and facsimile transmission expenses incurred by the Depositary in connection with the surrender of such certificate (or the delivery of ordinary shares in respect thereof), and

  •
  payment of any applicable taxes or governmental charges,

be entitled to delivery subject to the prescribed formalities of endorsement or transfer under Italian corporate law, to the holder or upon the holder's order, of the number of ordinary shares represented by ADSs evidenced by such ADRs.

        If any ADSs remain outstanding after the date of termination of the Deposit Agreement, the Depositary thereafter will discontinue the registration of transfer of ADSs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except:

  •
  the collection of dividends and other distributions pertaining to the ordinary shares and any other property represented by such ADSs;

  •
  the sale of rights as provided in the Deposit Agreement; and

  •
  the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property (such dividends, other distributions and rights sale proceeds, "Other Proceeds"), in exchange for surrendered ADSs subject to the applicable terms of the Deposit Agreement, including the payment of the fees and other charges of the Depositary and any applicable taxes or governmental charges.

        Under the current Deposit Agreement, the Depositary has the right to sell the ordinary shares it holds at any price, to any person and by any means determined by the Depositary after a one-year Surrender Period. The Deposit Agreement further provides that it may at any time be amended by agreement between the Company and the Depositary effective upon the expiration of 30 days after notice of such amendment has been given to the ADR holders. The ADR holders will be deemed to have accepted any amendment and to be bound thereby by continuing to hold ADRs.

        In the Letter Agreement, the Company and the Depositary have agreed to terminate the Deposit Agreement and to shorten the Surrender Period from one year to 90 days in accordance with the above-mentioned amendment provisions.

        Whether, under what conditions, and at what price, a sale of ordinary shares would take place is solely within the Depositary's control. Given the lack of a trading market for the Shares, it is not clear at what price the ordinary shares could be sold and there is no guarantee that the Depositary would find a buyer. Therefore, the Depositary has agreed, in the Letter Agreement, to offer to sell any unwithdrawn ordinary shares to the Offeror at the Offer Price, unless a third party makes a higher offer to the Depositary. The Offeror currently intends to accept the offer to purchase the ordinary shares. For a description of the Letter Agreement, see "SPECIAL FACTORS—Negotiations and Contacts" above.

        After selling the ordinary shares, the Depositary will hold uninvested the net proceeds (the "Net Sale Proceeds") in an unsegregated account, together with any Other Proceeds, without liability for interest, for the pro rata benefit of the ADS holders that have not withdrawn their ordinary shares. After making the sale, the Depositary shall be discharged from all obligations to the Company, except for certain indemnification obligations and the obligation to account for the Net Sale Proceeds and any Other Proceeds held for the account of former ADS holders. In connection with the payment to the ADS holders of the Net Sale Proceeds and any Other Proceeds, the Depositary is entitled to deduct, in each case,

  •
  any expenses for the account of the owner of such ADSs in accordance with the terms and conditions of the Deposit Agreement, and

  •
  any applicable taxes or governmental charges.

        If the Offeror purchases the ordinary shares pursuant to the Letter Agreement, it will pay to the Depositary the cancellation fee that under the Deposit Agreement would be deducted by the Depositary upon collection of the Net Sale Proceeds and any Other Proceeds. If the Depositary sells the ordinary shares to anyone other than the Offeror, the Depositary may deduct a cancellation fee of up to U.S.$5.00 for each 100 ADSs (or any lesser amount of ADSs) in connection with the payment of such proceeds. Upon the termination of the Deposit Agreement, the Company will be discharged from all obligations thereunder, except for certain obligations to the Depositary.

        Other Effects.    If ADSs are acquired pursuant to the Offer, the interest of the Offeror in the Company's net book value and net income or loss would increase to the extent of the number of ADSs acquired. If all outstanding ADSs are acquired by the Offeror pursuant to the Offer, the Offeror's direct and indirect interest in the Company's net book value and net income (loss) will increase to 100% and the Company would become wholly owned by the Offeror and its affiliate, IL Holding, S.p.A. The Offeror, as the sole indirect shareholder of the Company, would thereafter benefit from any increase in the value of the Company and will also bear the risk of any decrease in the value of the Company. To the extent that ADSs of any holder are acquired by the Offeror pursuant to the Offer, such holder will not in respect of such ADSs have the right to vote on corporate matters concerning the Company, participate in any future earnings or increase in value of the Company, but will also not bear any risk of any decrease in the value of the Company.

        To the extent the Company paid any dividends, the amount paid per ADS by the Offeror would be reduced by the per share amount of any such dividend. Moreover, the benefits and effects to the Parent, the Offeror, the Rubiraltas and the Company include those described in "—2. Purpose and Structure of the Offer," "—3. Negotiations and Contacts," "—4. Fairness of the Offer" and "—6. Plans for the Company after the Offer."

8.     Certain Tax Consequences

        The following summary describes the principal Italian and U.S. federal income tax consequences of the sale of ADSs pursuant to the Offer. This summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to holders whose ADSs are purchased pursuant to the Offer.

        Holders of ADSs should consult their own tax advisors as to the Italian and U.S. tax consequences of the sale of ADSs pursuant to the Offer, as well as the effect of any foreign, state, provincial or local laws or transfer, estate and gift tax laws.

        If you do not tender your ADSs pursuant to the Offer and if your ADSs have not been exchanged, or properly surrendered, for ordinary shares during the Surrender Period, you will generally be taxed in the same manner as described below when the Depositary sells the ordinary shares underlying your ADSs pursuant to the Letter Agreement or otherwise.

        Certain U.S. Federal Income Tax Consequences.    The following is a summary of certain United States federal income tax consequences of the sale of ADSs pursuant to the Offer to a U.S. Holder (as defined below) that is not resident or deemed to be resident in Italy and is not subject to Italian tax on the disposition of ADSs as described below under "—8. Certain Tax Consequences—Italian Income Tax Consequences." This summary is based upon current provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), applicable United States Treasury regulations promulgated thereunder, judicial authority and current Internal Revenue Service ("IRS") rulings and practice, all of which are subject to change, possibly on a retroactive basis. The tax treatment of a holder of ADSs may vary depending upon such holder's particular situation, and certain holders (including insurance companies, tax exempt organizations, financial institutions, regulated investment companies, real estate investment trusts, brokers, dealers, holders who hold ADSs as part of a hedging, "straddle", conversion or other integrated transaction, holders of ADSs who received ADSs upon conversion of securities or exercise of warrants or other rights to acquire shares or pursuant to the exercise of employee stock options or otherwise as compensation, partnerships or other pass-through entities, non-resident aliens, foreign corporations and persons whose national currency is not the U.S. dollar) might be subject to special rules not discussed below. This discussion assumes that ADSs are held as capital assets.

        PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) THIS SUMMARY IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS SUMMARY WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE OFFEROR OF THE OFFER, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        As used herein, a "U.S. Holder" means a beneficial owner of an ADS that is for United States federal income tax purposes (1) a citizen or individual resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate whose income is subject to U.S. federal income tax regardless of its source, or (4) a trust if, in general, a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

        In general, a U.S. Holder who receives cash in exchange for ADSs pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference (if any) between (1) the amount of cash received in exchange for such ADSs, and (2) such U.S. Holder's adjusted tax basis in such ADSs at the time of the sale. Gain or loss must be determined separately for each block of ADSs (i.e., ADSs acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale, ADSs were held for more than one year. In the case of certain non-corporate U.S. Holders, such long-term capital gain generally will be subject to a maximum tax rate of 15%. The deductibility of capital losses is subject to limitations.

        U.S. Holders should note that any Italian securities transaction tax (discussed below under Italian Transfer Tax) will not be treated as a creditable foreign tax for United States federal income tax purposes, although certain U.S. Holders may be entitled to deduct such taxes, subject to applicable limitations under the Code.

        Backup Withholding.    In general, information reporting requirements will apply to the payment of the gross proceeds of the Offer to the holders of ADSs. Federal income tax law requires that a holder whose tendered ADSs are accepted for payment must (i) provide the Depositary (as payor) with such holder's correct taxpayer identification number ("TIN"), which in the case of a holder who is an individual, is generally his or her social security number, and certain other information and certifications, or (ii) otherwise establish a basis for exemption from backup withholding, which in the case of a corporation also will require furnishing a TIN, and which in the case of a non-U.S. Holder will require a certification of foreign status.

        If the Depositary is not provided with the correct TIN or an adequate basis for exemption, the holder may be subject to a 28% backup withholding tax imposed on the gross proceeds of the Offer and also may be subject to penalties imposed by the IRS. See Instruction 9 of the Letter of Transmittal. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS.

        Italian Income Tax Consequences.    A 'substitute' capital gains tax ("CGT") is generally levied, in lieu of income tax, at a rate of 12.5%, in the case of the disposal of a "non-qualified interest" (as described below. In the case of the disposal of a "qualified interest" (as described below), the capital gain its taxed as income on an ordinary basis but only for the 40% of the total amount.

        A "qualified interest" consists of securities that (i) entitle the investor to exercise more than 2% of the voting rights of a company with shares listed on an Italian or foreign stock exchange or regulated market, or 20% of the voting rights of other companies, in the ordinary shareholders' meeting, or (ii) represent more than 5% of the share capital of a listed company, or 25% of the share capital of other companies. A "non-qualified interest" consists of securities that do not exceed the above mentioned thresholds.

        Calculation and payment of the substitute tax is made by each taxpayer annually, with the income tax return, special provisions apply in the event the shares or securities are deposited with or administered by a bank or other authorized financial dealer acting as intermediary or counterparty in the relevant transactions (risparmio amministrato) or in the event the taxpayer entrusts an authorized entity with the management of certain monies, securities or assets not constituting business assets (risparmio gestito). In both such cases the bank/intermediary or asset manager will proceed with the payment in accordance with the applicable provisions of law.

        If you do not tender your ADSs pursuant to the Offer and if your ADSs have not been exchanged, or properly surrendered, for ordinary shares during the Surrender Period, you will generally be taxed in the same manner as described above when the Depositary sells the ordinary shares underlying your ADSs pursuant to the Letter Agreement or otherwise.

        As a general rule, excluding tax haven residents, non-resident individuals and foreign corporations, without a permanent establishment in Italy, are subject to the above-mentioned tax system upon the disposal of participations, rights or securities in Italian resident corporations, even if the participations, rights or securities are held outside Italy. In particular, the disposal of a "qualified interest" occurs if a holder (i) owns securities or rights in an amount that constitutes a "qualified interest" according to the thresholds indicated above and (ii) in the twelve month period following the date in which the ownership test under (i) is met, the holder engages in dispositions of such securities or rights that individually or in the aggregate constitute a "qualified interest." The disposal of a "non-qualified interest" is subject to CGT (in lieu of income tax) at a 12.5% rate.

        The above provisions do not impair the applicability of any contrary provisions of a tax treaty executed by Italy, if the latter are more favorable. The majority of tax treaties entered into by Italy, in accordance with the OECD Model Tax Convention, provide that capital gains realized from the disposal of Italian securities by residents of the other contracting State will not be subject to Italian income tax, regardless of whether the interest disposed of is qualified or non-qualified.

        Italian Transfer Tax.    An Italian transfer tax is normally payable on the transfer of shares in Italy. Transfers between a resident and a non-resident of Italy are always deemed to have occurred in Italy. Transfer tax is currently payable in the following cases and at the following rates:

  •
  €0.072 per €51.65 (or fraction thereof) of the price at which shares are transferred, when the transfer is made between private parties or through the intervention of intermediaries other than those duly authorized under Legislative Decree No. 58 of February 24, 1998 (banks or other investment services companies, hereinafter "Authorized Intermediaries");

  •
  €0.025 per €51.65 (or fraction thereof) of the price at which shares are transferred, when the transfer is made between private parties and Authorized Intermediaries or through the intervention of the latter; and

  •
  €0.0061 per €51.65 (or fraction thereof) of the price at which shares are transferred, when the transfer is made between Authorized Intermediaries.

        No Italian transfer tax is payable upon a transfer of shares carried out on a regulated market. Transfer of shares listed on a regulated market but not carried out on a regulated market (i.e., over the counter) are also exempted from the payment of transfer tax, provided the parties thereto are (i) all Authorized Intermediaries; or (ii) Authorized Intermediaries, on the one hand, and non-residents of Italy on the other; or (iii) Italian or foreign Authorized Intermediaries, on the one hand, and investment funds, on the other. Finally, exemption also applies to any transfers occurring between parties under common control, or in the event the transfer price does not exceed the amount of €206.58. Deposits and withdrawals of ordinary shares in return for ADSs by non-resident holders will not be subject to this transfer tax. Following deregistration of the ADSs under the Exchange Act and termination of the Deposit Agreement, there will only be ordinary shares registered in the name of the relevant owner or holder. Transfer of former ADSs will require endorsement of share certificates, or issuance of new certificates in lieu of those currently issued and outstanding in the name of the Depositary under the Deposit Agreement, which may, depending upon the foregoing, constitute a transfer for the purposes of application of the Italian transfer tax.

9.     Rights of Shareholders after the Offer

        After the Offer is completed, each holder of Shares will be a shareholder in a non-public Italian company. The holder's rights, as described below, will be fairly limited. The holder will no longer have the protections afforded by the Deposit Agreement or the rules and regulations of the Commission applicable to a U.S. reporting company.

        Informational Rights.    As described above in "—7. Certain Effects of the Offer," after completion of the Offer, the Offeror intends to cause the Company to apply to terminate the Shares' registration under the Exchange Act. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to shareholders and would eliminate the requirement to furnish information to the Commission. Under Italian law, however, each holder of ordinary shares has the right to review and approve the balance sheet (bilancio d'esercizio) as of the last day of each fiscal year of the Company in connection with each annual meeting (described below) of holders of ordinary shares of the Company. This information is significantly less than that currently available under the Form 20-F and may not be in accordance with U.S. GAAP. Also, there is no obligation to provide this information in the English language.

        Italian Corporate Governance Laws.    The Company is a joint-stock corporation (Società per Azioni) and is not listed on any Italian stock exchange or regulated market. As a result, a shareholders' rights basically consist of the right to attend and vote at (i) the annual ordinary meeting of the shareholders, to be convened at least once a year within 120 to 180 days of the closure of each financial year and (ii) other ordinary or extraordinary shareholders' meetings. Extraordinary shareholders meetings are held to approve certain capital increases, mergers and changes of the articles of incorporation and by-laws (Atto Costitutivo e Statuto) and are convened by the Board or at the request of shareholders representing at least 10% of the company's ordinary share capital.

        Shareholders' rights at ordinary meetings include (i) the right to appoint (a) the members of the Board of Directors (Consiglio di Amministrazione) and the Chairman thereof, if so provided in the by-laws (as it is in the Company's), (b) the Board of Statutory Auditors (Collegio Sindacale), a corporate body composed of independent accounting and tax experts charged with the control of the regular carrying out of a company's economic and accounting activities and (c), if applicable under Section 2409-bis of the Italian Civil Code, independent public accountants (revisori contabili) of the Company (at the Company's shareholders' meeting of March 29, 2004, BDO Sala Scelsi Farina Spa was so appointed) and (ii) the right to approve the distribution of dividends to shareholders where permitted by Italian law.

        Individual shareholders are not entitled to obtain any detailed information on a company's financial information or have access thereto, but in circumstances where serious mismanagement by the directors is suspected, shareholders are entitled to request that the Board of Statutory Auditors review the allegation. The Board of Statutory Auditors must proceed if the report is made by shareholders representing 2% of the outstanding Share capital or more. In cases of the most serious irregularities, shareholders representing 5% or more of the capital may directly apply to the Court (Tribunale) for the taking of appropriate measures. Shareholders directly damaged by acts or omissions of the directors may also have action against them for tort.

        In the event of any capital increase, unless otherwise resolved in the shareholders' meeting, each shareholder will have an option right to subscribe to the newly issued shares, proportionately to the shareholding then owned by her/him.

        The description of shareholders' rights made above is not meant to be exhaustive.

10.   Interests of Certain Persons in the Offer; Security Ownership; Related Transactions

        Directors and Executive Officers.    Currently, three of the four members of the Board of Directors of the Company are also officers and/or directors of either the Offeror or the Parent. The fourth director of the Company is affiliated with the Company. Mr. José Maria Rubiralta, the Chairman of the Board of Directors and the President of the Company, is the representative of one of the Directors of the Offeror and Director of the Parent and is the Chief Executive Officer of the Offeror. Mr. Francisco Rubiralta, the Vice-Chairman of the Board of Directors of the Company, is the representative of one of the directors of the Offeror and Director of the Parent. Mr José Luis Martín, a director who also serves as the Chief Financial Officer of the Company, is also the Chief Financial Officer of the Offeror and the Parent. Mr. Carlos Pascual, a director of the Company who also serves as Senior Vice President, General Manager of Europe, is currently employed by the Parent.

        In addition, Mr. José Manent, Chief Executive Officer of the Company, has been employed by the Parent since 1978.

        Security Ownership.    Currently, the Offeror beneficially owns 361,555,662 ordinary shares, representing approximately 99.7% of the outstanding Shares. Shares beneficially owned by the Offeror are held through its subsidiary, IL Holding S.p.A. The Parent owns 81.63% of the outstanding shares of, and has 100% of the voting power in, the Offeror. The balance of the shares in the Offeror are owned by three Spanish entities that in turn are indirectly wholly owned by the Rubiraltas. During a going-private transaction between November 20, 2000—February 5, 2001 the Offeror purchased 3,811,547 ordinary shares, increasing the Offeror's ownership in the Company from 60% to 68.5%. On July 1, 2001, the Offeror and its assignee Miscel Holding B.V. agreed to subscribe for all newly issued 46,511,627 ordinary shares in a share capital increase open to all registered shareholders and holders of ADSs (subject to an exemption from the registration requirements under the U.S. securities laws). As a result, the Offeror's ownership in the Company increased from 68.5% to 84.7%. On November 25, 2003, the Offeror and Miscel Holding BV transferred all their ordinary shares to IL Holding S.p.A., an affiliate of the Offeror. On May 26, 2004, IL Holding S.p.A. subscribed for 271,819,984 newly issued ordinary shares in a share capital increase open to all registered shareholders and holders of ADSs (subject to an exemption from the registration requirements under the U.S. securities laws). On October 21, 2005, in connection with the settlement of the lawsuit brought by Bio-Rad, Bio-Rad transferred 12,250,507 ADSs, representing the same number of ordinary shares, to the Offeror, bringing the Offeror's beneficial ownership to approximately 99.7%. The Offeror paid Bio-Rad a purchase price per ADS of $0.98. Messrs. José Maria Rubiralta, who is one of the Company's directors and executive officers, and Francisco Rubiralta, who is another of the Company's directors, are brothers. The Rubiraltas together indirectly own 100% of the outstanding stock of the Parent and the other three shareholders of the Offeror. As a result of such ownership, the Rubiraltas would be deemed to beneficially own the ordinary shares owned by the Offeror and its affiliate, IL Holdings, S.p.A. Accordingly, the Rubiraltas effectively control the Company. Neither the Offeror, the Parent or the Rubiraltas, nor any of the directors or officers of the Offeror or the Parent, beneficially owns any ADSs.

        The Company has a share option plan in place with respect to its ordinary shares for the benefit of its senior management and key employees. The granting period for the plan expired on May 5, 2002. The total number of ordinary shares subject to options held by the Company's directors and executive officers as a group was 16,000 on February 10, 2006.

        Creditor Relationship.    As of the fiscal year-end 2003, the Company had significant borrowings from the Parent's affiliates. At that time, €87.7 million was outstanding in the aggregate on these loans. Interest charged on these loans in fiscal years 2003 and 2004 amounted to €5.2 million and €1.6 million, respectively, and the interest rates on the loans floated based on the six-month Euribor plus 320 basis points per annum. On March 29, 2004, IL Holding S.p.A., an affiliate of the Offeror, agreed to subscribe for 271,819,984 of the Company's ordinary shares. In consideration for these ordinary shares, the affiliate of the Offeror, IL Holdings S.p.A., cancelled all of the Company's outstanding debt and a certain portion of the accrued interest owed to the Parent and its affiliates, equaling €89,700,595. The Parent also was the guarantor of the Company's U.S. subsidiary's loan from Heller Healthcare Finance, which loan was fully repaid in May 2005.

        On July 18, 2002, the Company executed as a guarantor a loan agreement with other Parent group companies in favor of the Offeror, relating to a syndicated loan of €100 million granted to the Offeror. On March 24, 2004, the Company executed as a guarantor a loan agreement with other Parent group companies in favor of the Offeror, relating to a syndicated loan of €115 million granted to the Offeror.

On April 12, 2005, the Company executed as a guarantor a loan agreement with other Parent group companies in favor of the Offeror, relating to a syndicated loan of €250 million granted to the Offeror, which replaces the 2002 and 2004 syndicated loans described above.

        The Parent, the Offeror and the Rubiraltas believe that the transactions between the Company and the Offeror and its affiliates are conducted on an arm's-length basis.

        Related Transactions.    The Company and its subsidiaries purchase from and sell products to the Offeror and affiliates of the Offeror. The Offeror serves as distributor of the Company's products in Spain, Portugal, Argentina and Uruguay. Total purchases from the Offeror and affiliates of the Offeror for the fiscal years 2002, 2003 and 2004, were €13.7 million, €12.7 million and €16.3 million, respectively. In addition, in fiscal years 2003 and 2004 an affiliate of the Offeror charged the Company approximately €2.5 million and €2.1 million, respectively, for software development services. As of the year ended November 30, 2004, the Company had a total of €3.1 million in outstanding receivables from the Offeror and its affiliates and €7.9 million in outstanding commercial payables owing to the Offeror and its affiliates.

        Certain executive officers of the Company historically have been employed by the Offeror and its affiliates and, pursuant to agreements with the Company, have provided services to the Company and its subsidiaries at an hourly rate as agreed between the parties. During the Company's fiscal years 2003 and 2004 the Offeror charged the Company and its subsidiaries approximately €0.5 million and €0.4 million, respectively, in management fees for corporate services provided to the Company and its subsidiaries and for administrative and out-of-pocket expenses incurred in rendering those services.

        The Parent and Beckman Coulter entered into a Strategic Alliance and Cross Distribution Agreement, dated July 28, 1999 (the "Strategic Alliance Agreement"). Pursuant to the Strategic Alliance Agreement, Beckman Coulter is the exclusive distributor of substantially all of the Company's hemostasis products in the United States, Canada, Australia, New Zealand, China and certain other countries. The Company is the exclusive distributor of certain flow cytometry, hematology and particle characterization products of Beckman Coulter in Austria and Italy.

        The Strategic Alliance Agreement also provides the Offeror and certain of its affiliates exclusive distribution rights for the Beckman Coulter products mentioned above in Spain, Portugal and certain other countries. The distribution of these Beckman Coulter products is a significant arrangement for the Offeror and its affiliates. It is likely that, although similar distribution agreements existed before the Parent controlled the Company, the Parent's overall arrangement with Beckman Coulter benefits from the Company's distribution arrangements with Beckman Coulter in the United States.

        Following a resolution of the Board of Directors of the Company on February 23,2005, the entire capital of Instrumentation Laboratory GmbH Austria was transferred to Comesa GmbH, a Parent group company, on April 7, 2005. The price for the sale of the shares was fixed at €3.1 million based on an independent third party appraisal.

        The Parent, the Offeror and the Rubiraltas believe that the transactions between the Company and the Offeror and its affiliates are conducted on an arm's-length basis.

        No director, executive officer or affiliate of the Parent, the Offeror or the Company or either of the Rubiraltas has effected any other transaction or series of similar transactions with the Company that exceeds U.S.$60,000.

11.   Transactions and Arrangements Concerning ADSs

        Except as set forth in this Offer to Purchase, none of the Parent, the Offeror or the Company or their respective directors, executive officers or affiliates, including the Rubiraltas, has effected any transaction in the ADSs or any other equity securities of the Company during the past 60 days.

THE OFFER

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will purchase all ADSs that are tendered validly prior to the Expiration Date (defined below) and not properly withdrawn in accordance with the procedures set forth in "—4. Withdrawal Rights." The term "Expiration Date" means 5:00 p.m., New York City time, on March 15, 2006, unless and until the Offeror, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire. UNDER NO CIRCUMSTANCE WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED ADSs, WHETHER OR NOT THE OFFEROR EXERCISES ITS RIGHT TO EXTEND THE OFFER.

        If the Offeror decides, in its sole discretion, to increase the Offer Price to shareholders and if, at the time the notice of such increase is first published, sent or given to shareholders, the Offer is scheduled to expire earlier than the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period is equal to ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The Offer is, however, subject to certain terms and conditions set forth in "—9. Certain Conditions of the Offer." If any of the conditions set forth in "—9. Certain Conditions of the Offer" have not been satisfied by 12:00 Midnight, New York City time, on March 15, 2006 (or any other time then set as the Expiration Date), the Offeror may elect to (1) extend the Offer and, subject to the right of shareholders to withdraw ADSs until the Expiration Date, retain all tendered ADSs until the expiration of the Offer, as extended, (2) waive any unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, accept for payment all ADSs tendered prior to the Expiration Date and not theretofore withdrawn and not extend the Offer, (3) terminate the Offer and not accept for payment any ADSs and return all tendered ADSs to tendering shareholders or (4) amend the Offer.

        The Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. The Offeror is not obligated to, and may decide not to, exercise its right to extend the Offer. During any such extension, all ADSs previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw ADS.

        Subject to the Commission's applicable rules and regulations, the Offeror also expressly reserves the right, in its sole discretion at any time and from time to time, (i) to delay payment for any ADSs regardless of whether such ADSs were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any ADSs not theretofore accepted for payment or paid for, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to waive a condition of the Offer or to amend the Offer in any respect. The Offeror's right to delay payment for any ADSs or not to pay for any ADSs theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, relating to the Offeror's obligation to pay for or return tendered ADSs promptly after the termination or withdrawal of the Offer.

        Any such extension, delay, termination, waiver or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the obligation of the Offeror under such rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Business Wire News Service and making any appropriate filing with the Commission.

        If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response.

        Pursuant to Rule 14d-11 under the Exchange Act, the Offeror may, subject to certain conditions, provide a subsequent offering period of from three business days to twenty business days in length following the purchase of ADSs on the Expiration Date (the "Subsequent Offering Period"). The Offeror may provide a Subsequent Offering Period of at least three days and, if the Offeror and its affiliates own less than 100% of the outstanding ADSs following expiration of the initial offering period and the purchase of all ADSs tendered pursuant to the Offer during that period and the first three days of the Subsequent Offering Period, the Offeror may extend the Subsequent Offering Period until the earlier of (i) twenty business days from the Expiration Date and (ii) the time at which the Offeror and its affiliates become the owners of 100% of the outstanding ADSs. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of ADSs in the Offer, during which shareholders may tender ADSs that have not been purchased in the Offer. A Subsequent Offering Period is not an extension of the Offer, which will be complete. If the Offeror elects to provide a Subsequent Offering Period, the Offeror currently intends to disseminate the information in a manner reasonably calculated to inform holders of ADSs, which may include dissemination of the information via a press release issued to Business Wire News Service at least five business days before the Expiration Date, if necessary.

        During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and the Offeror will promptly purchase and pay for any ADSs tendered at the same price paid in the Offer. Rule 14d-11 provides that the Offeror may provide a Subsequent Offering Period so long as, among other things, (i) the initial twenty business days period of the Offer has expired; (ii) the Offeror offers the same form and amount of consideration for ADSs in the Subsequent Offering Period as in the Offer; (iii) the Offeror accepts and promptly pays for all ADSs tendered during the Offer prior to the Expiration Date; (iv) the Offeror announces the results of the Offer, including the approximate number and percentage of ADSs deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) the Offeror immediately accepts and promptly pays for ADSs as they are tendered during the Subsequent Offering Period. In the event the Offeror elects to extend the Subsequent Offering Period, it will notify holders of ADSs of the Company consistent with the Commission's requirements.

        IF ADSs ARE PURCHASED ON THE EXPIRATION DATE, THE OFFEROR MAY INCLUDE A SUBSEQUENT OFFERING PERIOD FROM A MINIMUM OF THREE DAYS UNTIL THE EARLIER OF (i) THAT TIME AT WHICH PARENT AND OFFEROR OWN 100% OF THE OUTSTANDING ADSs AND (ii) TWENTY BUSINESS DAYS FROM THE EXPIRATION

DATE. PURSUANT TO RULE 14d-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO ADSs TENDERED DURING THE SUBSEQUENT OFFERING PERIOD. THE OFFER PRICE WILL BE PAID TO SHAREHOLDERS TENDERING ADSs IN THE SUBSEQUENT OFFERING PERIOD.

        The Company has provided the Offeror a list of shareholders and security position listings in respect of the ADSs so that the Offeror could disseminate the Offer to Purchase, the Letter of Transmittal and other relevant materials to shareholders. This Offer to Purchase, the Letter of Transmittal and other relevant materials are being mailed to registered shareholders including brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of shareholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of ADSs by the Offeror.

2.     Acceptance for Payment and Payment for ADSs

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all ADSs validly tendered prior to the Expiration Date, and not heretofore withdrawn in accordance with the procedures set forth in "—4. Withdrawal Rights," promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in "—9. Certain Conditions of the Offer." The Offeror expressly reserves the right to delay payment for ADSs in order to comply in whole or in part with any applicable law. The reservation by the Offeror of the right to delay the acceptance or purchase of, or payment for, the ADSs is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return the ADSs deposited by, or on behalf of, shareholders, promptly after the termination or withdrawal of the Offer.

        In all cases, payment for ADSs accepted for payment pursuant to the Offer will be made only after the Depositary timely receives (i) certificates for such ADSs or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such ADSs into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "—3. Procedure for Tendering ADSs," (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required to be included with the Letter of Transmittal.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering ADSs, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

        For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, ADSs validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such ADSs for payment. The Offeror intends to give notices of acceptance simultaneously to the Depositary. Payment for ADSs purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders whose ADSs have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any ADSs tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment ADSs tendered pursuant to the Offer, then, without prejudice to the Offeror's rights set forth in "—1. Terms of the Offer," the Depositary, as the case may be, may, nevertheless, on behalf of the Offeror, retain tendered ADSs, and such ADSs may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in "—4. Withdrawal Rights" below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will the Offeror pay interest due to any delay in making such payment or extension of the Expiration Date.

        If any validly tendered ADSs are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more ADSs than are tendered, certificates for such unpurchased or untendered ADSs will be returned, without expense to the tendering holder (or, in the case of ADSs delivered by book-entry transfer to a Book-Entry Transfer Facility, such ADSs will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

        If, prior to the Expiration Date, the Offeror increases the consideration being paid for ADSs accepted for payment pursuant to the Offer, such increased consideration will be paid to all holders whose ADSs are purchased pursuant to the Offer whether or not such ADSs were tendered prior to such increase in consideration.

        The Offeror reserves the right to assign to the Parent, or to any other direct or indirect wholly or majority owned subsidiary of the Parent or the Offeror, the right to purchase all or any portion of the ADSs tendered pursuant to the Offer, but any such assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for ADSs validly tendered and accepted for payment pursuant to the Offer.

3.     Procedure for Tendering ADSs

        Valid Tenders.    For ADSs to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedure set forth below. In addition, shareholders must either (i) deliver certificates representing such ADSs to the Depositary prior to the Expiration Date, (ii) tender ADSs pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, prior to the Expiration Date, or (iii) complete the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted.

        The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the ADSs at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of ADSs may be effected through book-entry at the Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the shareholder must comply with the guaranteed delivery procedures described below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantee.    Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the ADSs tendered thereby are tendered (i) by a registered holder of ADSs who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing ADSs are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or certificates for unpurchased ADSs are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates for ADSs must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If a holder desires to tender ADSs and such holder's certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, these ADSs may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

  (i)
  the tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (iii)
  the certificates for all tendered ADSs, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three business days after the date of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        The method of delivery of ADSs, the Letter of Transmittal and all other required documents, including delivery through any Book-Entry Transfer Facility, is at the option and risk of the tendering holder of such ADSs. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Notwithstanding any other provision hereof, payment for ADSs accepted for payment pursuant to the Offer will in all cases be made only after (i) timely receipt by the Depositary of certificates for such ADSs (or, a timely Book-Entry Confirmation with respect thereto), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The Offeror may elect, in its sole discretion, to make payment for such ADSs pending receipt of the certificates or Book-Entry confirmation, if applicable, with respect to such ADSs.

        Determination of Validity.    The Offeror will determine, in its sole discretion all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs. The Offeror's determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any ADSs that are determined by it not to be in proper form or the acceptance for payment of, or payment for, such ADSs which may, in the Offeror's opinion, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any ADSs with respect to any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. The Offeror's interpretation of the Offer's terms and conditions (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Parent, the Rubiraltas, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment as Proxy.    By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering shareholder irrevocably appoints designees of the Offeror as such holder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such holder's right with respect to the ADSs tendered by such holder and accepted for payment by the Offeror (and any and all other ADSs or other securities or rights issued or issuable in respect of such ADSs on or after February 10, 2006). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered ADSs and shall be irrevocable. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the ADSs deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the holder with respect to such ADSs or other securities or rights will, without further action, be revoked and no subsequent powers-of-attorney or proxies may be given or written consents executed (and, if given or executed, will not be deemed effective). The Offeror's designees will, with respect to the ADSs and other securities or rights, be empowered to exercise all voting and other rights of such holder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof.

        Tender Constitutes Assignment of Claim.    A tendering shareholder, on behalf of itself and its present or former members, partners, associates, agents, officers, directors, stockholders, employees, insurer, heirs, executors, administrators, successors, assigns, and all other persons or entities claiming by or through the tendering holder with respect to the ADSs or any purchase or sale of the ADSs (collectively, the "Related Persons"), will be deemed to irrevocably sell, assign and transfer to or upon the order of the Offeror or its assignee all right, title and interest in, arising out of, and to all ADSs tendered, including (without limitation) all claims, counterclaims, rights, demands, causes of actions and liabilities, including (without limitation) those arising under the Securities Act of 1933, as amended, (the "Securities Act"), and/or the Exchange Act, under any state or non-U.S. securities laws, or out of or under the Deposit Agreement, whether in any case known or unknown, that the holder or its Related Persons or any of them, ever had, has or may ever have against the Offeror, the Company, all entities and persons controlling the Company and their respective affiliates and their respective present or former members, partners, associates, agents, officers, directors, stockholders, employees and insurers, and their successors, including (without limitation) each underwriter of the initial public offering of the Company and the Depositary, with respect to the ADSs or any purchase or sale of ADSs. The foregoing does not constitute an assignment, release, or waiver of any claim arising under the Securities Act or the Exchange Act arising out of the Offer.

4.     Withdrawal Rights

        Except as otherwise provided below, tenders of ADSs made pursuant to the Offer are irrevocable. ADSs tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after April 11, 2006 or at such later time as may apply if the Offer is extended.

        If Offeror extends the Offer, its acceptance payment for the ADSs is delayed or if the Offeror is unable to accept ADSs for payment for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered ADSs may be retained by the Depositary, as applicable, on behalf of the Offeror and may not be withdrawn except to the extent that tendering holders of ADSs are entitled to withdrawal rights. Any such delay will be an extension of the Offer to the extent required by law.

        For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs tendered, the number of ADSs to be withdrawn and the name in which the certificates representing such ADSs are registered, if different from that of the person who tendered the ADSs. If certificates for ADSs to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such ADSs have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution.

        If ADSs have been tendered pursuant to the procedures for book-entry transfer set forth in "—3. Procedure for Tendering ADSs," any withdrawal must comply with the withdrawal procedures made available by the Book-Entry Transfer Facility and any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn ADSs and must otherwise comply with the Book-Entry Transfer Facility's procedures.

        Withdrawals of tendered ADSs may not be rescinded without the Offeror's consent. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Parent, the Rubiraltas, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Any ADSs properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "—3. Procedure for Tendering ADSs."

5.     Price Range of ADSs; Dividends

        There is currently no established trading market for ADSs except for limited and sporadic quotations in the Pink Sheets®. The ADSs are included in the Pink Sheets® under the symbol "ISLBY." Prior to August 18, 2000, the ADSs were quoted on the OTC Bulletin Board. Prior to September 4, 1999, the ADSs were traded on the Nasdaq National Market System. The table below sets forth, for the periods indicated, the high and low reported sales prices for the Company's ADSs on the Pink Sheets® market.

Period	High	Low
Fiscal 2006
First Quarter	$—	$—
Fiscal 2005
Fourth Quarter	$0.50	$0.40
Third Quarter	$0.15	$0.15
Second Quarter	$1.00	$0.15
First Quarter	$0.17	$0.15
Fiscal 2004
Fourth Quarter	$1.00	$0.15
Third Quarter	$0.17	$0.15
Second Quarter	$0.30	$0.30
First Quarter	$0.30	$0.30

        On February 8, 2006, the last full day that quotations were available prior to the first public announcement of the Offeror's intention to make the Offer, the high bid price for ADSs as reported by Pink Sheets® was U.S.$0.40. The last trade was U.S. $0.40 for 1,100 ADSs on December 30, 2005. In recent months, many trading days have passed without any market-maker providing a quotation. From September 1, 2005 to February 8, 2006 only 47,750 ADSs traded and trading occurred on nine days.

        Holders of ADSs are urged to obtain current market quotations for ADSs in the Pink Sheets® or from their broker. Such information can be found on the World Wide Web at www.pinksheets.com and on www.bloomberg.com, among other places.

        The ordinary shares underlying the ADSs are not traded on any exchange nor are they quoted on any market.

        Dividends.    The Company has not regularly paid dividends in the past. On March 30, 2005, the Company declared payment of dividends to shareholders in the amount of 0.2 Eurocents per Share, for a total amount of €725,042. Funds for the payment of the dividends will be provided by cash generated from operations and will be paid upon demand by the holders of Shares. Between 1991 and March 30, 2005, the Company never declared or paid a cash dividend in respect of its Shares. Under Italian law, while management may make proposals regarding the payment of dividends, the authority to distribute dividends is reserved to the shareholders.

        According to the Italian Civil Code, an amount equal to 5% of the profits of the Company for each year must be set aside to the Company's legal reserve until such legal reserve (including amounts set aside during prior years) is equal to at least one-fifth of the par value of the Company's issued share capital. Subject to the restrictions set forth in the prior paragraph, the Company may make distributions from other reserves, provided the legal reserve is at or above the legally required minimum. On November 30, 2004, approximately €12.1 million was not restricted as to payment of dividends by the Company.

6.     Certain Information Concerning the Company

        Except as otherwise set forth herein, the information concerning the Company, including financial information, contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Although the Parent, the Offeror and the Rubiraltas do not have any knowledge that would indicate that any statements contained herein based on such documents and sources are untrue, the Parent, the Offeror and the Rubiraltas cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Parent, the Offeror and the Rubiraltas.

        The Company is a corporation organized under the laws of the Republic of Italy with its principal executive offices located at Viale Monza 338, 0128 Milano, Italy. As described in "SPECIAL FACTORS—1. Background of the Offer," the Company is a worldwide developer, manufacturer and distributor of IVD instruments and related reagents, controls, other consumables and services for use primarily in hospitals and independent clinical laboratories.

        Summary Financial Information.    The unaudited financial statement for the Company's first nine months of 2003, 2004 and 2005 set forth on the Company's Form 6-K (the "Form 6-K"), filed with the Commission on February 9, 2006, beginning on page 3 of the report are hereby incorporated by reference. The financial information that follows is qualified in its entirety by reference to the Form 6-K, including the financial information and related notes contained therein. The Form 6-K may be inspected at, and copies may be obtained from, the same places and in the same manner set forth below under "—6. Certain Information Concerning the Company—Available Information."

        Pursuant to the Form 6-K, the Company posted net revenues of €230,771,000 for the first nine months of 2005, as compared to €206,094,000 for the first nine months of fiscal year 2004. The Company posted a net income of €22,534,000 for the corresponding 2005 period, as compared to €1,835,000 for the corresponding 2004 period. In addition to a generally improved performance in the Company's core business operations, a significant part of the increase in net income was fueled by the continuing growth of the Company's new line of business (started in 2004) whereby it is acting as an agent in the sale of certain diagnostics products to a related party. Other factors contributing to the increase in income were a reduction of interest expenses due to reduced interest rates; and a €3.1 million gain from the sale of the Company's Austrian subsidiary, Instrumentation Laboratory GmbH Austria, to Comesa GmbH, a company that belongs to the same group as the Company.

        The financial information contained herein is based on unaudited data prepared by the Company based on Italian GAAP, which differs in certain significant respects from U.S. GAAP. For a description of the differences between U.S. GAAP and Italian GAAP, see Notes 21 and 22 to the audited consolidated financial statements included in Item 19 of the Form 20-F of the Company filed with the SEC on May 27, 2005.

INSTRUMENTATION LABORATORY S.p.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS FINANCIAL DATA—UNAUDITED

(In thousands of euro, except per share amounts and amount of shares outstanding)

	9 months Ended August 31,(1)		9 months Ended September 30, 2005
	2003	2004
	(euro)	(euro)	(euro)
INCOME STATEMENT DATA
Italian GAAP:
Net sales and revenues	191,070	206,094	230,771
Cost of goods sold	96,241	100,004	108,781

Gross profit	94,829	106,090	121,990
Research and development costs	16,126	15,067	16,108
Selling, general and administrative expenses	68,744	70,763	74,465

Operating income before amortization of intangible assets and deferred charges	9,959	20,260	31,417
Amortization of intangible assets and deferred charges	6,321	6,040	5,946

Operating income (loss)	3,638	14,220	25,471

Interest expense	7,973	5,156	2,252
Other (income) expense, net	3,031	4,717	(2,096)

Income (loss) before income taxes	(7,366)	4,347	25,315
Income taxes	1,490	2,376	2,705
Minority interest	36	136	76

Net income (loss)	(8,892)	1,835	22,534

Average shares outstanding	90,701,104	217,229,951	362,521,088

Net income (loss) per share(1)	(0.098)	0.008	0.062
BALANCE SHEET DATA
Italian GAAP:
Working capital	22,642	16,816	77,304
Total assets	309,168	304,614	307,001
Long-term debt, net of current portion	106,502	11,538	42,687
Shareholders' equity	68,075	153,329	176,442

(1)
In 2003 and 2004 the fiscal year-end of the Company was November 30. For 2005, the Company changed the fiscal year-end to December 31. Accordingly, the third quarter numbers for 2003 and 2004 are given as of August 31.

        The audited financial statements for the Company's 2003 and 2004 fiscal years set forth in the Company's Form 20-F, beginning on page F-1 of the report are hereby incorporated by reference. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries (the "Group"), which has been excerpted or derived from the Form 20-F. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. These reports may be inspected at, and copies may be obtained from, the same places and in the same manner set forth below under "—6. Certain Information Concerning the Company—Available Information."

        Unless otherwise indicated, the Company's and its subsidiaries' financial information contained in the Form 20-F and the financial information of the Company excerpted or derived therefrom and set forth herein was prepared in accordance with accounting principles proscribed by Italian law and supplemented by the accounting principles issued by the Italian Accounting Profession or, in the absence thereof, with the statements of the International Accounting Standards Committee and International Financial Reporting Standards issued by I.A.S.B. (collectively "Italian GAAP"), which, as described in Notes 21 and 22 to the audited consolidated financial statements included in Item 19 of the Form 20-F, differ in certain significant respects from U.S. GAAP. A summary from the Form 20-F of the principal differences between U.S. GAAP and Italian GAAP as they apply to such financial statements and the necessary adjustments to reconcile Italian GAAP net income and shareholders' equity to U.S. GAAP net income and shareholders' equity is also set forth below. The amounts in the table set forth below are in euros unless otherwise indicated. The U.S. dollar amounts in the tables set forth below were determined by translating the corresponding euro amounts into U.S. dollars at the rate of U.S.$1.1995 and U.S.$1.3259 in each case equal to euro 1.00 at the noon buying rate in the City of New York for cable transfers in euro certified by the Federal Reserve Bank of New York for customs purposes on November 30, 2003 and 2004, respectively.

INSTRUMENTATION LABORATORY S.p.A. AND SUBSIDIARIES

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(In thousands of euro, except per share amounts)

	As of or for the Year Ended November 30,
	2003	2004	2004
	(euro)	(euro)	(U.S.$)
INCOME STATEMENT DATA
Italian GAAP:
Net sales and revenues	260,011	280,031	371,293
Cost of sales and services	131,066	136,893	181,506

Gross profit	128,945	143,138	189,787
Research and development costs	19,238	17,765	23,555
Selling, general and administrative expenses	93,746	96,534	127,994

Operating income before amortization of intangible assets and deferred charges	15,961	28,839	38,238
Amortization of intangible assets and deferred charges	8,423	7,968	10,565

Operating income (loss)	7,538	20,871	27,673
Interest income	746	739	980
Interest expense	10,810	7,272	9,642
Other income (expense), net	(5,789)	(4,751)	(6,299)

Income (loss) before income taxes	(8,315)	9,578	12,712
Income taxes	2,703	2,806	3,720
Minority Interest	(67)	(103)	(137)

Net income (loss)	(11,085)	6,678	8,855

Net income (loss) per share(1)	(0.12)	0.03	0.03
U.S. GAAP:
Net income (loss)	(5,343)	14,553	19,296
Net income (loss) per share(1)	(0.06)	0.06	0.08
BALANCE SHEET DATA
Italian GAAP:
Working capital	6,929	14,818	19,647
Total assets	303,841	304,801	404,136
Long-term debt	97,234	2,076	2,753
Shareholders' equity	61,862	155,408	206,055
U.S. GAAP:
Working capital	2,358	1,471	1,950
Total assets	320,686	331,536	439,584
Long-term debt	102,564	14,021	18,590
Shareholders' equity	52,453	145,953	193,519
OTHER DATA
Italian GAAP:
Ratio of earnings to fixed charges(2)	0.23	2.31	2.32
Book value per share	0.68	0.43	0.57
U.S. GAAP:
Ratio of earnings to fixed charges(2)	0.57	3.00	3.00
Book value per share	0.58	0.40	0.53

(1)
"Net income (loss) per share" is calculated based on 90,701,104 shares outstanding for fiscal year 2003 and 253,347,488 shares outstanding (the weighted average) for fiscal year 2004.

(2)
The ratio of earnings to fixed charges is the sum of the income (loss) before income taxes from continuing operations before fixed charges and interest expense divided by interest expense.

        Summary of Significant Differences between Accounting Principles followed by the Company and U.S. Generally Accepted Accounting Principles.    The Company's financial statements have been prepared in accordance with Italian GAAP, which differ in certain respects from U.S. GAAP. The effects of these differences are reflected in the U.S. GAAP reconciliation below and principally relate to the items discussed in the following paragraphs.

        Accounting for Goodwill.    Goodwill arising from the 1996 acquisitions of Chromogenix and MSS and the 1999 acquisition of Hemoliance is amortized over 20 years for Italian GAAP. On December 1, 2002, the Company adopted SFAS 142 which requires that goodwill and intangible assets, with indefinite lives, no longer be amortized but instead be tested for impairment at least annually, or when events indicate that an impairment may have occurred. The goodwill amortization recorded under Italian GAAP, in fiscal years 2003 and 2004, have fully reversed in the accompanying reconciliation.

        The adjustment in the reconciliation of net loss to U.S. GAAP, reflects a decrease in the amount of goodwill recorded from the Chromogenix acquisition under U.S. GAAP as compared to Italian GAAP, due to the difference in the valuation of foreign currency forward contracts in existence at the date of acquisition.

        Accounting for Finance Sale and Leaseback.    Under Italian GAAP, instruments at customers sold to leasing companies under sale and lease back transactions are accounted for as operating leases, as allowed by the Italian law, even if they would qualify as a finance lease. Such accounting is not allowed by U.S. GAAP.

        Accounting for Goodwill Denominated in Foreign Currencies.    The goodwill arising from the acquisitions of MSS and Hemoliance was translated at historical exchange rate in the financial statements as at November 30, 2003 and 2004. Such accounting is not allowed under U.S. GAAP, which requires that all the items of foreign financial statements be translated by using current exchange rates.

        Discount and Imputed Interest on Accounts Receivable.    Accounts receivable that originated from trade sales to Italian public agencies are contractually due within one year and consequently under Italian GAAP are stated at face value and classified as short-term assets, even though in practice a portion of these is generally collected after one year with no recognition of interest thereon.

        U.S. GAAP (APB 21) requires that these receivables be stated at fair value based on the discounted cash flows expected to be collected, and the difference between such value and the face value amount be treated as discount and amortized as interest income over the period in which the receivables remain outstanding.

        Accounting for Pension Plans.    The Company's accounting policy requires that pensions and severance obligations be accounted for in accordance with the laws of the countries in which each subsidiary operates. This may differ from U.S. GAAP because in certain European countries different consideration is given to projected benefit obligation under defined benefit plans.

        Also, in accordance with IAS No. 19, the Company has recognized the portion of net cumulative unrecognized actuarial losses at the end of the previous reporting period exceeding the greater of a) 10% of the present value of the defined benefit obligation at that date (before deducting plan assets) and b) 10% of the fair value of any plan assets at that date.

        In these circumstances, U.S. GAAP requires the Company to recognize in other comprehensive income an additional minimum liability. The amount recognized is the excess of the unfunded accumulated benefit obligation over the accrued pension cost.

        The accompanying reconciliation reflects the estimate of the effect that would result from the adoption of U.S. GAAP.

        Consolidation of Subsidiary.    As a result of the acquisition of a further 25% shareholding, starting from December 1, 2000, the investment in a subsidiary established in the Republic of Lithuania has been consolidated on a line-by-line basis. As of November 30, 2000, the investment was stated at cost because the volume of operations carried out by the subsidiary during the year 2000 was not material. As required by Italian GAAP, the excess of equity over cost of a newly consolidated entity has been recorded to net equity.

        Under U.S. GAAP, such excess, representing accumulated earnings, has been recorded in income.

        Accounting for Derivatives.    The Company enters into derivative transactions to hedge specific transactions as well as to reduce its exposure to interest rate and foreign exchange risks.

        The interest rate differentials to be received or paid on interest rate swaps and other interest rate agreements designated as hedges of specific underlying debt instruments are included in interest income or expense on an accrual basis over the period hedged.

        Foreign exchange derivatives (options) are used to hedge future expenses denominated in foreign currencies, but are not designated against specific future transactions. At November 30, 2004, these options were valued at estimated fair market value. Under U.S. GAAP the fair value of the currency option has been recorded on the balance sheet at year-end with all changes in fair value recorded in the income statement.

        Deferred Income Taxes.    Deferred tax assets or liabilities are recognized for temporary differences between financial reporting and tax bases of assets and liabilities at each reporting period. Deferred tax assets are recognized when their realization is reasonably certain. In addition, benefits from tax loss carry forward are generally recognized when utilized.

        Under U.S. GAAP, income taxes are required to be accounted for in accordance with SFAS 109, "Accounting for income taxes." SFAS 109 requires deferred tax assets and liabilities be recognized for differences between financial reporting and tax bases of assets and liabilities at each reporting date. The benefits of tax loss carry-forwards are recognized as deferred tax assets. Tax assets are reduced by way of an appropriate valuation allowance to the amount that it is more likely than not to be realized.

        Accounting for monetary revaluation.    The Mexican subsidiary, in compliance with local accounting principles, prepared financial statements including the effects of monetary inflation.

        In compliance with U.S. GAAP, these effects have been eliminated in the reconciliation beteen Italian and U.S. GAAP as of November 30, 2002, 2003 and 2004.

        Accounting for Transfer of Financial Assets.    The Company has entered into several factoring transactions whereby trade receivables from public Italian healthcare entities were sold. Some of these transactions do not meet the criteria under FASB 140 to record a sale of trade receivables as opposed to a secured borrowing.

        Loss coverage.    On April 17, 2002, the Company's shareholders' meeting approved the coverage of 2001 and previous years losses, amounting to €68,462,000, through the utilization of additional paid-in capital. On March 29, 2004, the Company's shareholders' meeting approved the partial coverage of 2003 losses, amounting to €11,496,000 through the utilization of residual additional paid-in capital. This procedure, necessary to be in compliance with Italian Civil Code rules, is not allowed under U.S. GAAP and SEC regulations and consequently retained earnings and Additional paid-in capital, as of November 30, 2004, should be equal to €37,701,000 (Dr. balance) and €79,958,000 (Cr. balance), respectively (see the "Audited Consolidated Statements of Changes in Shareholders' Equity for the years ended November 30, 2002, 2003 and 2004").

        Restatement.    During 2004, the Company restated its previously released reconciliation between net result and shareholders' equity determined under Italian GAAP and U.S. GAAP as of and for the year ended November 30, 2003 to correct the calculation of the provision for income taxes and the related deferred tax accounts under U.S. GAAP. The Company should have reported gross, certain deferred tax liabilities associated with differences related to differing tax and book bases of goodwill. As a result, the Company has restated the reconciliation to record under U.S. GAAP a deferred tax liability of approximately U.S.$1,583,000 at November 30, 2003 a provision for income taxes of approximately U.S.$791,000 and a cumulative effect of change in accounting principle of U.S.$792,000 in fiscal 2003.

        The following is a summary of the significant adjustments to net result for the years ended November 30, 2003 and 2004, and to shareholders' equity as of November 30, 2003 and 2004 that would be required if U.S. GAAP had been applied instead of Italian GAAP in the consolidated financial statements of the Company.

NET INCOME (LOSS)

	As of or for the Year ended November 30,
	2003	2004	2004
	(Restated)		(Thousands of U.S.$, except per Share Data)
	(Thousands of euro, except per Share Data)
Net income (loss) according to the financial statements prepared under Italian GAAP	(11,085)	6,678	8,855
Items increasing (decreasing) reported net results:
Accounting for goodwill	7,364	7,364	9,764
Accounting for finance sale and lease-back	559	664	880
Discount of accounts receivable	(1,170)	(1,250)	(1,657)
Imputed interest on accounts receivable	1,605	1,170	1,551
Accounting for goodwill denominated in foreign currencies	(293)	321	426
Consolidation of subsidiary	(52)	(49)	(65)
Accounting for derivatives	(333)	(196)	(260)
Deferred income taxes	(1,015)	(356)	(472)
Accounting for monetary revaluation	(114)	207	274
Tax effect of reconciling items	(128)	—	—

Approximate net income (loss) from continuing operations in accordance with US GAAP	(4,662)	14,553	19,296
Cumulative effect of change in accounting principle	(681)	—	—
Approximate net income (loss) in accordance with US GAAP	(5,343)	14,553	19,296
Net income (loss) per share—basic and diluted	(0.06)	0.06	0.08
Weighted average common shares outstanding	90,701,104	253,347,488	253,347,488

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	As of or for the Years ended November 30,
	2003	2004	2004
	(Restated)		(Thousands of U.S.$)
	(Thousands of euro)
Approximate net income (loss) in accordance with US GAAP	(5,343)	14,553	19,295
Cumulative translation adjustment	(23,206)	(10,038)	(13,309)
Reversal of inflation accounting to Monetary Revaluation reserve	114	(687)	(911)
Minimum pension liability, net of tax	(858)	(30)	(40)

Total comprehensive income (loss)	(29,293)	3,798	5,035

SHAREHOLDERS' EQUITY

	At November 30,
	2003	2004	2004
	(Thousands of euro)		(Thousands of U.S.$)
Shareholders' equity according to the financial statements prepared under Italian GAAP	61,862	155,408	206,055
Items increasing (decreasing) reported shareholders' equity:
Accounting for goodwill	6,896	14,260	18,908
Accounting for finance sale & lease back	885	1,549	2,054
Discount and imputed interest on accounts receivable	(271)	(350)	(465)
Accounting for goodwill denominated in foreign currencies	(299)	(7,232)	(9,589)
Accounting for pension plans	(14,923)	(14,953)	(19,826)
Accounting for monetary revaluation	—	(480)	(637)
Accounting for derivatives	—	(196)	(260)
Deferred income taxes	(1,697)	(2,053)	(2,722)
Tax effect of reconciling items	—	—	—

Approximate shareholders' equity in accordance with US GAAP	52,453	145,953	193,518

        With regard to the consolidated balance sheets of the Company and its subsidiaries as of November 30, 2004, the following significant captions determined under U.S. GAAP would have been as follows:

	At November 30,
	2004	2004
	(Thousands of euro)	(Thousands of U.S.$)
Intangible assets	109,805	145,591
Current assets	154,332	204,628
Current liabilities	152,861	202,678
Total assets	331,536	439,583
Short term debt	52,249	39,406
Long term debt	14,021	18,590

        Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. These reports and other information can be accessed via the Commission's website on the Internet at http://www.sec.gov.

The information is also available for inspection at the public reference facilities of the Commission located in Judiciary Plaza at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the regional offices of the Commission located at 233 Broadway, New York, NY 10279 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information can be obtained by mail, upon payment of the Commission's customary fees, by writing to the Commission's principal office located in Judiciary Plaza 450 Fifth Street, N.W., Washington, D.C. 20549.

7.     Certain Information Concerning the Offeror and Certain Affiliates

        The Offeror is a majority owned subsidiary of the Parent, a corporation organized under the laws of the Kingdom of Spain. The Parent is a holding company of global healthcare investments. The principal executive offices of the Parent are located at Viladomat, 162, 08015 Barcelona, Spain. The telephone number of the Parent is +34-93-401-0108.

        The Offeror is a hospital supply company involved in the distribution of diagnostic, hospital and research products principally in the Iberian Peninsula. The principal executive offices of the Offeror are located at Aragón, 90, 08015 Barcelona, Spain. The telephone number of the Offeror is +34-93-401-0108.

        Currently, the Offeror beneficially owns 361,555,662 ordinary shares, representing approximately 99.7% of the 362,521,088 outstanding Shares. Shares beneficially owned by the Offeror are held through its subsidiary, IL Holding S.p.A. The Parent owns 81.63% of the outstanding shares of, and has 100% of the voting power in, the Offeror. The balance of the shares in the Offeror are owned by three Spanish entities. The Rubiraltas, in turn, together indirectly own all of the outstanding shares of the Parent and the three Spanish entities. See "SPECIAL FACTORS—Interests of Certain Persons in the Offer; Security Ownership; Related Transactions—Security Ownership".

        The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of the Offeror and the Parent, including the Rubiraltas, are set forth in Schedule I to this Offer to Purchase.

        During the past five years, none of the Offeror, the Parent, the Rubiraltas or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

        Except as described in this Offer to Purchase (i) none of the Offeror, the Parent, the Rubiraltas or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority owned subsidiary of the Offeror, the Parent, the Rubiraltas or the Company, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of the Offeror, the Parent, the Rubiraltas or, to the best of their knowledge, any of the persons or entities referred to above has effected any transaction in such equity securities during the past 60 days.

        Except as described in this Offer to Purchase, during the past two years, none of the Offeror, the Parent, the Rubiraltas or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between the Offeror, the Parent, the Rubiraltas or their affiliates or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities of the Company, an election of the Company's directors or a sale or other transfer of a material amount of the Company's assets.

        Available Information.    None of the Offeror, the Parent or the Rubiraltas is subject to the informational reporting requirements of the Exchange Act, and as such neither of them is required to file reports and other information with the Commission relating to its businesses, financial condition or other matters. Neither the Offeror, the Parent or the Rubiraltas have made, or is making, any provision in connection with the Offer to grant unaffiliated security holders access to the files of any of the Offeror, the Parent or the Rubiraltas. In addition, the Offeror is not providing or paying for counsel or appraisal services for unaffiliated holders of ADSs.

8.     Source and Amount of Funds

        The Offer is not conditioned upon any financing arrangements. The Offeror estimates that the total amount of funds required to purchase the remaining outstanding ADSs pursuant to the Offer and to pay related fees and expenses will be approximately U.S.$946,117.50 plus fees and expenses. The Offeror currently intends to obtain such funds from its cash reserves and working capital. The Offeror has no alternative financing arrangements.

9.     Certain Conditions of the Offer

        Notwithstanding any other term of the Offer, the Offeror shall not be required to accept for payment or to pay for any ADSs not theretofore accepted for payment or paid for, subject to applicable rules and regulations of the Commission, and may terminate, extend or amend the Offer if at any time, on or after February 10, 2006, and before the Expiration Date, any of the following conditions exist or shall occur and remain in effect:

          (a)   there would remain, in the Offeror's opinion, a number of holders of record of the Shares in excess of the number that would permit the Company to terminate or suspend all of its reporting obligations under the Exchange Act upon completion of the Offer;

          (b)   there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, U.S. or foreign (each, a "Governmental Facility"), or by any other person, U.S. or foreign, before any court or Governmental Facility, (i)(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, other than as described herein, in connection with the making of the Offer or the acceptance for payment of, or payment for, some of or all the ADSs by the Offeror or (B) seeking to obtain material damages in connection with the foregoing, (ii) seeking to, or which is reasonably likely to, restrain, prohibit or limit the ownership or operation by the Offeror or any of its affiliates of all or any portion of the Company's business or assets and its subsidiaries or of the Offeror, or any of the Company's affiliates or to compel the Offeror or any of its affiliates to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or all or any portion of the business or assets of the Offeror or any of its affiliates or seeking to impose, or which is reasonably likely to result in, any limitation on the ability of the Company or any of its subsidiaries or the Offeror, or any of its affiliates to conduct any of such businesses or own any of such assets, (iii) seeking to impose or confirm limitations on the ability of the Offeror or any of its affiliates effectively to exercise full rights of ownership of the ADSs, including, without limitation, the right to vote any ADSs acquired or owned by the Offeror or any of its affiliates on matters properly presented to holders of the Company's Shares, (iv) seeking to require divestiture by the Offeror or any of its affiliates of any Shares, (v) seeking any material diminution in the benefits expected to be derived by the Offeror or any of its affiliates as a result of the transactions contemplated by the Offer, (vi) which is otherwise directly or indirectly relating to the Offer and which, in the sole judgment of the Offeror, might materially adversely affect the Company or any of its subsidiaries or the Offeror or any of its affiliates or the value of the Shares, or (vii) in the sole judgment of the Offeror, adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries;

          (c)   there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Offeror or any of its affiliates of the foregoing or the Company or any of its subsidiaries or (ii) the Offer by any government, legislative body or court, U.S. or foreign, or Governmental Facility that, in the sole judgment of the Offeror, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (c) above;

          (d)   any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Offeror, is or may be materially adverse to the Company or any of its subsidiaries, or the Offeror shall have become aware of any facts that, in the sole judgment of the Offeror, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the ADSs to the Offeror or any of its affiliates;

          (e)   there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or in any country in Europe, (ii) any change which in the sole judgment of the Offeror has had or may have a materially adverse effect on the securities or financial markets in the United States, in any country in Europe or any material change in the market price of the ADSs, (iii) any change in the general political, market, economic or financial conditions in the United States, in any country in Europe or elsewhere that could, in the sole judgment of the Offeror, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the value of the ADSs, (iv) any material change in United States or European currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or in any country in Europe, or (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Facility, or other event that, in the sole judgment of the Offeror, might affect the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or any country in Europe, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

          (f)    any necessary approval, permit, authorization, favorable review or consent of any Governmental Facility shall not have been obtained on terms satisfactory to the Offeror in its sole discretion;

which, in the reasonable judgment of the Offeror in any such case, and regardless of the circumstances (including any action or inaction by the Offeror) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment.

        The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition and may be waived by the Offeror, in whole or in part, at any time. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

        Should the Offer be terminated pursuant to the foregoing provisions, all tendered ADSs not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering holders.

10.   Dividends and Distributions

        If, on or after the date of this Offer to Purchase, the Company should split, combine or otherwise change the Shares or its capitalization, declare a dividend or other distribution on or issue rights with respect to the Shares, payable or distributable to stockholders of record on a date occurring on or after the date of this Offer to Purchase, or shall disclose that it has taken any such action, then the Offeror, in its discretion, may make such adjustments in the consideration per ADSs pursuant to the Offer and such other terms of the Offer as it deems appropriate to reflect such split, combination, change in capitalization, dividend, distribution or issuance.

11.   Effects of the Offer on the Market for ADSs; Termination of Registration Under the Exchange Act

        As more completely described in "SPECIAL FACTORS—7. Certain Effects of the Offer," the Offeror's purchase of ADSs pursuant to the Offer will reduce the number of ADSs that might otherwise be traded publicly and is intended to reduce sufficiently the number of record holders of Shares to permit deregistration under the Exchange Act. The Company intends to file the appropriate paperwork with the Commission in order to terminate registration of the ADSs under the Exchange Act. The termination of the registration of the ADSs under the Exchange Act will reduce the information required to be furnished by the Company to shareholders to that required under Italian law. Such information need not be in the English language or, with respect to financial information, comply with U.S. GAAP. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended.

12.   Certain Regulatory and Legal Matters

        General.    Except as set forth herein, the Parent, the Offeror and the Rubiraltas are not aware of any approval or other action by any U.S., Italian or other governmental or administrative agency, which would be required for the acquisition or ownership of ADSs by the Offeror as contemplated herein.

        Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of ADSs tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase ADSs if any of the conditions specified in "—9. Certain Conditions of the Offer" shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

        Other Laws.    The Offeror and its affiliates and the Company conduct business in a number of countries where regulatory filings or approvals may be required or advisable in connection with the consummation of the Offer. The Offeror is currently in the process of reviewing whether other filings or approvals may be required or desirable in other countries which may be material to the Offeror. It is recognized that certain such filings may not be completed and certain of such approvals (which are not as a matter of practice required to be obtained prior to effectiveness of a purchase transaction) may not be obtained prior to the Expiration Date.

        State Takeover Laws.    A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. The Company conducts business in several states in the United States. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws governing corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of United States federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment. The Offeror and the Parent are incorporated in The Kingdom of Spain.

        Except as described herein, the Offeror, the Parent and the Rubiraltas have not attempted to comply with any state takeover statutes in connection with the Offer. The Offeror, the Parent and the Rubiraltas reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Offeror, the Parent and the Rubiraltas might be unable to accept for payment or pay for ADSs tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Offeror may not be obligated to accept for payment or pay for ADSs tendered. See "—9. Certain Conditions of the Offer."

13.   Fees and Expenses; Persons Retained and Compensated

        The Offeror has retained The Bank of New York as the depositary and information agent in connection with the Offer. The Depositary has not been retained to make solicitations or recommendations in its role as depositary or information agent. In its capacity as information agent, the Depositary will answer questions that ADS holders or their representatives have regarding the Offer. The Depositary will be paid reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under U.S. and Italian securities laws. In addition, the Depositary will receive a surrender and withdrawal fee equal to U.S.$0.02 per ADS surrendered.

        The Offeror estimates that it will incur expenses in connection with the Offer approximately as set forth below:

U.S.$
Legal Fees	250,000
Printing Costs	6,000
Filing Fees	189.22
Miscellaneous (including depositary's and fees and expenses)	30,000

Total	286,189.22

        Except as set forth above, the Parent, the Offeror and the Rubiraltas will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of ADSs pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request only, be reimbursed by the Parent and the Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        None of the Parent, the Offeror, the Rubiraltas or the Company has retained any person to provide an appraisal of the price at which the ADSs will be purchased or to render an opinion on the fairness of the transaction from a financial point of view. Further, except as set forth elsewhere in this Offer to Purchase, none of the Parent, the Offeror, the Rubiraltas or the Company has retained any person to render various investment banking, funding and advisory services to the Company.

        No directors or executive officers of the Company or the Offeror will contact shareholders to provide them with information regarding the Offer. Such directors and executive officers will not make any recommendation to any shareholder as to whether to tender all or any ADSs and will not solicit the tender of any ADSs.

        The Offeror will not pay share transfer taxes, if any, payable on account of the acquisition of the ADSs by the Offeror pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the Letter of Transmittal or where brokers charge fees to beneficial owners for whom they hold shares.

14.   Miscellaneous

        The Parent, the Offeror and the Rubiraltas are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. Nevertheless, the Offer is not being made to, nor will tenders be accepted from or on behalf of, shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The Offeror may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to shareholders in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        The Parent, the Offeror and the Rubiraltas have filed with the Commission the Schedule TO, together with exhibits, pursuant to Sections 13(e) and 14(d)(1) of the Exchange Act and Rules 13e-3 and 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act. The Schedule TO and Schedule 14D-9, including exhibits and any amendments thereto, may be inspected at, and copies may be obtained from, the places and in the manner set forth in "—6. Certain Information Concerning the Company—Available Information."

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR, THE PARENT OR THE RUBIRALTAS OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OFFEROR, THE PARENT OR THE RUBIRALTAS.

IZASA DISTRIBUCIONES TÉCNICAS S.A.

February 10, 2006

Schedule I

CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
THE OFFEROR AND THE PARENT

        Directors and Executive Officers of the Offeror.    Set forth below is the name, current business address, citizenship, present principal occupation or employment and five-year employment history of each director and executive officer of the Offeror. Unless otherwise stated, each person is a citizen of the Kingdom of Spain. The current business address for each individual listed below is Izasa Distribuciones Técnicas S.A., Aragon, 90, 08015 Barcelona, Spain. The current telephone number is +34-93-401-0108.

        The following table sets forth the name and position of each person who is a director of the Offeror:

Director	Position
Grupo CH-Werfen, S.A. (Spain)	Director (represented by José Maria Rubiralta)
Sancami, S.A. (Spain)	Director (represented by Francisco Rubiralta)

        The following are the executive officers of the Offeror and their current functional positions:

Executive Officers	Position
José Maria Rubiralta	Chief Executive Officer
José Luis Martín	Chief Financial Officer
Salvador Casases	Vice President and General Manager—Laboratory Group

        The following sets forth the biographies of the directors and executive officers listed in the tables immediately above, which include the functional positions which such individuals hold with the Offeror. The executive officers of the Offeror are appointed by the Sole Directors and serve at the discretion thereof.

        José Maria Rubiralta is Chief Executive Officer of Izasa Distribuciones Técnicas S.A., a company he founded in 1966, that is involved in the distribution of diagnostic, hospital and research products principally in the Iberian Peninsula. Mr. Rubiralta has also been President of the Company and Director of the Company since October 1991. Mr. Rubiralta was the Chief Executive Officer of the Company from October 1991 to December 1999. Mr. Rubiralta also serves as Director of the Parent, the holding company for the Rubiraltas' global healthcare investments.

        Francisco Rubiralta serves as a representative of one of the Directors of the Offeror and Director of the Parent. He also has served on the Board of Directors of the Company since October 1991 and is Chief Executive Officer and President of Compañia Española de Laminación, S.A. (C.E.L.S.A.).

        José Luis Martín is Chief Financial Officer of the Offeror and the Parent. Mr. Martín has also served as Chief Financial Officer and Senior Vice President of the Company since October 1991. In November 2001, Mr. José Luis Martín was appointed to the Company's Board of Directors. Mr. Martín has worldwide responsibility for all financial and information systems activity for the Company. Prior to joining the Parent in 1983, Mr. Martín spent four years working for Arthur Andersen & Co.

        Salvador Casases has served as a Vice President and General Manager of the Laboratory Group for the Offeror since 1977. He is responsible for the distribution companies focused in the In Vitro Diagnostics markets in Spain and Portugal. He is also responsible for the Industrial and Environmental Business Units.

I-1

  Directors and Executive Officers of the Parent.

        The following tables set forth the name and position of each person who is a director of the Parent:

Name	Position
José Maria Rubiralta	Director
Francisco Rubiralta	Director

        The following are the executive officers of the Parent and their current functional position:

Executive Officer	Position
José Maria Rubiralta	Chief Executive Officer
José Luis Martín	Chief Financial Officer

        José Maria Rubiralta's, Francisco Rubiralta's and José Luis Martín's biographies are included above in "Directors and Executive Officers of the Offeror."

I-2

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for ADSs and any other required documents should be sent or delivered by each holder thereof or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

THE BANK OF NEW YORK

By Mail:	By Facsimile:	By Hand:	By Overnight Delivery:
The Bank of New York Tender & Exchange Dept.— 11W P.O. Box 11248 Church Street Station New York, N.Y. 10286-1248	(For Eligible Institutions Only) (212) 815-6433 For Eligible Institutions Only Confirmation of Receipt by telephone: (212) 815-6212	The Bank of New York Tender & Exchange Dept. 101 Barclay Street Receive & Deliver Window Street Level New York, N.Y. 10286	The Bank of New York Tender & Exchange Dept. 101 Barclay Street New York, N.Y. 10286

        Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the offer is:

THE BANK OF NEW YORK

The Bank of New York
Tender & Exchange Dept.
101 Barclay Street
New York, N.Y. 10286

(800) 507-9357

QuickLinks

QUESTIONS AND ANSWERS ABOUT THE OFFER
IMPORTANT
TABLE OF CONTENTS
INTRODUCTION
SPECIAL FACTORS
THE OFFER
INSTRUMENTATION LABORATORY S.p.A. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS FINANCIAL DATA—UNAUDITED (In thousands of euro, except per share amounts and amount of shares outstanding)
INSTRUMENTATION LABORATORY S.p.A. AND SUBSIDIARIES SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (In thousands of euro, except per share amounts)